Exhibit 99.3
Part II.
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
Forward-Looking Statements
     The following discussion contains certain forward-looking statements about the Company’s financial condition and results of operations.
     Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. They may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will,” or words or phrases of similar meaning. They may relate to, among other things, the risks described under the caption “Item 1A—Risk Factors” above and:
•	the competitive nature of the textile industry and the impact of worldwide competition;

•	changes in the trade regulatory environment and governmental policies and legislation;

•	the availability, sourcing and pricing of raw materials;

•	general domestic and international economic and industry conditions in markets where the Company competes, such as recession and other economic and political factors over which the Company has no control;

•	changes in consumer spending, customer preferences, fashion trends and end-uses;

•	its ability to reduce production costs;

•	changes in currency exchange rates, interest and inflation rates;

•	the financial condition of its customers;

•	its ability to sell excess assets;

•	technological advancements and the continued availability of financial resources to fund capital expenditures;

•	the operating performance of joint ventures, alliances and other equity investments;

•	the impact of environmental, health and safety regulations;

•	the loss of a material customer;

•	employee relations;

•	volatility of financial and credit markets;

•	the continuity of the Company’s leadership;

•	availability of and access to credit on reasonable terms; and

•	the success of the Company’s strategic business initiatives.
     These forward-looking statements reflect the Company’s current views with respect to future events and are based on assumptions and subject to risks and uncertainties that may cause actual results to differ materially from trends, plans or expectations set forth in the forward-looking statements. These risks and uncertainties may include those discussed above or in “Item 1A—Risk Factors.” New risks can emerge from time to time. It is not possible for the Company to predict all of these risks, nor can it assess the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in forward-looking statements. The Company will not update these forward-looking statements, even if its situation changes in the future, except as required by federal securities laws.
Business Overview
     The Company is a diversified producer and processor of multi-filament polyester and nylon yarns, including specialty yarns with enhanced performance characteristics. The Company adds value to the supply chain and enhances consumer demand for its products through the development and introduction of branded yarns that provide unique performance, comfort and aesthetic advantages. The Company manufactures partially oriented, textured, dyed, twisted and beamed polyester yarns as well as textured nylon and nylon covered spandex products. The Company sells its products to other yarn manufacturers, knitters and weavers that produce fabric for the apparel, hosiery, furnishings, automotive, industrial and other end-use markets. The Company maintains one of the industry’s most comprehensive product offerings and emphasizes quality, style and performance in all of its products.
     Polyester Segment. The polyester segment manufactures partially oriented, textured, dyed, twisted and beamed yarns with sales to other yarn manufacturers, knitters and weavers that produce fabric for the apparel, automotive, hosiery, furnishings, industrial and other end-use markets. The polyester segment primarily manufactures its products in Brazil, and the U.S., which has the Company’s largest operations and number of locations. The polyester segment also includes a subsidiary in China focused on the sale and promotion of the Company’s specialty and PVA products in the Asian textile market, primarily within China. The polyester segment also includes a newly established manufacturing facility in El Salvador. For fiscal years 2010, 2009, and 2008, polyester segment net sales were $453 million, $403 million, and $531 million, respectively.
     Nylon Segment. The nylon segment manufactures textured nylon and covered spandex products with sales to other yarn manufacturers, knitters and weavers that produce fabric for the apparel, hosiery, sock and other end-use markets. The nylon segment consists of operations in the U.S. and Colombia. For fiscal years 2010, 2009, and 2008, nylon segment net sales were $164 million, $151 million, and $183 million, respectively.
     The Company’s fiscal year is the 52 or 53 weeks ending on the last Sunday in June. Fiscal year 2008 had 53 weeks while fiscal years 2010 and 2009 had 52 weeks.
Line Items Presented
     Net sales. Net sales include amounts billed by the Company to customers for products, shipping and handling, net of allowances for rebates. Rebates may be offered to specific large volume customers for purchasing certain quantities of yarn over a prescribed time period. The Company provides for allowances associated with rebates in the same accounting period the sales are recognized in income. Allowances for rebates are calculated based on sales to customers with negotiated rebate agreements with the Company. Non-defective returns are deducted from revenues in the period during which the return occurs. The Company records allowances for customer claims based upon its estimate of known claims and its past experience for unknown claims.
     Cost of sales. The Company’s cost of sales consists of direct material, delivery and other manufacturing costs, including labor and overhead, depreciation expense with respect to manufacturing assets, PP&E depreciation and reserves for obsolete and slow-moving inventory.
     Selling general and administrative expenses. The Company’s selling, general and administrative (“SG&A”) expenses consist of selling expense (which includes sales staff compensation), advertising and promotion expense (which includes direct marketing expenses) and administrative expense (which includes corporate expenses and compensation). In addition, SG&A expenses also include depreciation and amortization with respect to certain corporate administrative and intangible assets.
Recent Developments and Outlook
     Despite the Company’s sales revenue for fiscal year 2010 being 14% below pre-recession fiscal year 2008 sales, the Company reported its first profitable year since 2000.
     Net sales for the fiscal year 2010 were $617 million, an increase of $63 million or 11% from the prior fiscal year with year-over-year increases in the domestic and Brazilian businesses of 5.6% and 14.8%, respectively. During fiscal year 2010, as domestic retail sales recovered across the Company’s core markets, most notably in the apparel and leg wear segments, the Company’s sales and capacity utilization improved. In addition, the Company began to see the benefit from improvements that were made to its market share and product mix along with general economic improvements.
     Net income for fiscal year 2010 was $10.7 million, or 53 cents per basic share, compared to a net loss of $49 million, or $2.38 per basic share, for the prior fiscal year. The Company’s profitability was primarily due to the recovery from the global recession that began in fiscal year 2009 as well as the success of several key strategic initiatives. These initiatives included regaining regional market share, continued growth in PVA products, and manufacturing efficiency improvements. Another important part of the Company’s core strategy is the ability to capitalize on regional growth opportunities throughout the world. The Company’s Brazilian subsidiary contributed $130 million in net sales, $27.5 million of gross profit and $24.2 million of pre-tax income to the Company’s consolidated results. The Company expects the subsidiary will continue to contribute substantially to the Company’s financial results given the success of the subsidiary’s cost saving initiatives, the local government economic assistance and the strengthening of the Brazilian currency. See “Item 1A—Risk Factors—The Company faces intense competition from a number of domestic and foreign yarn producers and importers of textile and apparel products” for a further discussion.
     The Company’s China subsidiary, UTSC, reported net income of $0.6 million in fiscal year 2010. Development activities remain strong, particularly with specialty and value added products such as Repreve® which were major contributors to its volume, sales, and profitability in fiscal year 2010. The Company’s office in China continues to perform well, and the Company is pleased with the strength and mix of the sales to UTSC’s customers throughout Asia.
     Adjusted EBITDA for fiscal year 2010 was $55.3 million which represents a $32 million improvement over fiscal year 2009 and is approximately the same as fiscal year 2008 despite net sales being $96.6 million or 13.5% lower than the pre-recession levels of 2008. The year-over-year increase in adjusted EBITDA is primarily attributable to improved gross profit in both the domestic and Brazilian operations as a result of increases in net sales and improvements in overall per unit conversion and per unit manufacturing cost. Please see “Review of Fiscal Year 2010 Results of Operations (52 Weeks) Compared to Fiscal Year 2009 (52 Weeks)” for further discussion of results of operations.
     The Company also experienced a recovery of regional sourcing from CAFTA as imports of synthetic apparel increased by approximately 17% in the June 2010 quarter. CAFTA’s share of all synthetic apparel imports has grown for three consecutive quarters and the Company expects the region to hold its share for the remainder of the year. Having a local presence in the CAFTA region, UCA allows the Company to capitalize on growth opportunities in the region and makes the Company a stronger partner for companies with split sourcing and replenishment strategies.
     During the June 2010 quarter, net sales performance from the Company’s domestic operations was particularly strong, increasing 25% compared to the prior June 2009 quarter. This improvement was driven by increased market share and positive market conditions in substantially all key segments. Year-over-year retail sales of apparel were up for the third consecutive quarter, increasing 5.4% compared to the prior year June 2009 quarter. Consumer spending on apparel has steadily recovered with spending in the June 2010 quarter just 2.9% below the pre-recession June 2008 quarter.
     U.S. retail sales of home furnishings remain approximately 15% below pre-recession levels; however, they improved 2.5% in the June 2010 quarter compared to the same prior year quarter. In addition, U.S. automotive sales in the current quarter were 20% below levels reported in the June 2008 quarter, but U.S. automotive sales grew for the third consecutive quarter which drove an increase of approximately 76% in North American light vehicle production in the June 2010 quarter compared to the prior year June quarter.
     Looking forward, the Company is cautiously optimistic about the continuation of these trends in retail sales based on recent history and market intelligence. The Company expects demand to remain stable or improve slightly for the next quarter. Nevertheless, the remainder of the calendar year will be heavily influenced by the performance of apparel retail sales during the holiday shopping seasons.
     Much of the Company’s success in fiscal year 2010 and its performance during the recession of 2009 can be attributed to the strength of its balance sheet. Its balance sheet focus will continue to be on cash generation coupled with an opportunistic approach to debt reduction.
     Beginning in 2007, the Company initiated a culture of continuous improvement in both the creation of customer value and improvement of production efficiencies over all of the Company’s operations. Over the past year, the Company expanded its efforts in manufacturing and statistical process control to all of its operations, and currently has over fifty active improvement programs, each aimed at providing measurable improvements to cost of operations and investments in working capital. The Company expects to continue these efforts through the next fiscal year. These efforts, coupled with strategic capital expenditures designed to grow its PVA product capabilities, are expected to result in continued improvement of the Company’s financial performance over the next several years. This includes a capital project related to the backward supply chain integration of its 100% recycled Repreve® product. By being more vertically integrated, the Company will improve the availability of recycled raw materials and significantly increase its product capabilities and ability to compete effectively in this growing segment. This will also make the Company an even stronger partner in the development and commercialization of value added products that meet sustainability demands of today’s brands and retailers.
     Repreve Renewables, the Company’s newest joint venture, will focus on direct sales of FREEDOM™ giant miscanthus to the biofuel and biopower industries. This investment is aligned with the Company’s goal to derive value from sustainability-based initiatives and will not only provide a unique revenue stream, but it also helps support the Company’s strategy to expand the Repreve® brand and product portfolio while enhancing its commitment to being a global leader in sustainability.
     On November 25, 2009, the Company agreed to purchase 628,333 shares of its common stock at a purchase price of $7.95 per share from Invemed Catalyst Fund, L.P. (based on an approximate 10% discount to the closing price of the common stock on November 24, 2009). The transaction closed on November 30, 2009 at a total purchase price of $5 million. This transaction has been adjusted to reflect the November 3, 2010 1-for-3 reverse stock split.
     While it continues to explore opportunities to grow and diversify its portfolio, the Company’s top priority remains growing and continuously improving its core business. The Company will continue to strive to create shareholder value through mix enrichment, share gain, process improvement throughout the organization, and expanding the number of customers and programs using its value added yarns.
Key Performance Indicators
     The Company continuously reviews performance indicators to measure its success. The following are the indicators management uses to assess performance of the Company’s business:
•	sales volume, which is an indicator of demand;

•	gross margin, which is an indicator of product mix and profitability;

•	adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (“adjusted EBITDA”), which the Company defines as net income or loss before income tax expense (benefit), interest expense, depreciation and amortization expense and loss or income from discontinued operations, adjusted to exclude equity in earnings and losses of unconsolidated affiliates, write down of long-lived assets and unconsolidated affiliate, non-cash compensation expense net of distributions, executive severance charges, gains or losses on sales or disposals of property, plant and equipment (“PP&E”), currency and derivative gains and losses, gain on extinguishment of debt, goodwill impairment, restructuring charges, asset consolidation and optimization expense, gain from the sale of nitrogen credits, foreign subsidiary startup costs, plant shutdown expenses, and deposit write offs, as revised from time to time, which the Company believes is a supplemental measure of its operating performance and debt service capacity; and

•	adjusted working capital (accounts receivable plus inventory less accounts payable and accruals) as a percentage of sales, which is an indicator of the Company’s production efficiency and ability to manage its inventory and receivables.
Results of Operations

	Fiscal Years Ended
	June 27, 2010	June 28, 2009	June 29, 2008
	(52 Weeks)	(52 Weeks)	(53 Weeks)
	(Amounts in thousands)
Summary of Consolidated Operations:
Net sales	$616,753	$553,663	$713,346
Cost of sales	545,253	525,157	662,764
Other operating expenses, net	46,112	55,066	48,166
Non-operating expense, net	7,017	18,200	32,742

Income (loss) from continuing operations before income taxes	18,371	(44,760)	(30,326)
Provision (benefit) for income taxes	7,686	4,301	(10,949)

Income (loss) from continuing operations	10,685	(49,061)	(19,377)
Income from discontinued operations, net of tax	—	65	3,226

Net income (loss)	$10,685	$(48,996)	$(16,151)

     Adjusted EBITDA is a financial measurement that management uses to facilitate its analysis and understanding of the Company’s business operations. Management believes it is useful to investors because it provides a supplemental way to understand the underlying operating performance of the Company. The calculation of Adjusted EBITDA is a subjective measure based on management’s belief as to which items should be included or excluded, in order to provide the most reasonable view of the underlying operating performance of the business. Adjusted EBITDA and adjusted working capital are not considered to be in accordance with generally accepted accounting principles (“non-GAAP measure”) and should not be considered a substitute for performance measures calculated in accordance with GAAP.

	Fiscal Years Ended
	June 27, 2010	June 28, 2009	June 29, 2008
	(52 Weeks)	(52 Weeks)	(53 Weeks)
	(Amounts in thousands)
Net income (loss)	$10,685	$(48,996)	$(16,151)
Interest expense, net	18,764	20,219	23,146
Depreciation and amortization expense	26,312	31,326	40,416
Provision (benefit) for income taxes	7,686	4,301	(10,949)
Income from discontinued operations, net of tax	—	(65)	(3,226)
Equity in earnings of unconsolidated affiliates	(11,693)	(3,251)	(1,402)
Non-cash compensation, net of distributions	2,555	1,500	359
Loss (gain) on sales or disposals of PP&E	680	(5,856)	(4,003)
Currency and derivative (gains) losses	(145)	354	(265)
Write down of long-lived assets and unconsolidated affiliates	100	1,833	13,778
Gain on extinguishment of debt	(54)	(251)	—
Goodwill impairment	—	18,580	—
Restructuring charges	739	53	4,027
Gain from sale of nitrogen credits	(1,400)	—	—
Foreign subsidiary startup costs (1)	1,027	—	—
Asset consolidation and optimization expense (2)	—	3,508	—
Plant shutdown expenses	—	30	3,742
Executive severance charges	—	—	4,517
Deposit write offs (3)	—	—	1,248

Adjusted EBITDA	$55,256	$23,285	$55,237

(1)	Initial UCA operating expenses incurred during fiscal year 2010 related to pre-operating expenses including the hiring and training of new employees and the costs of operating personnel to initiate the new operations. Start-up expenses also include losses incurred in the period subsequent to when UCA assets became available for use but prior to the achievement of a reasonable level of production.

(2)	Asset consolidation and optimization expense represent the costs related to the abnormally high loss of production when consolidating the Company’s Staunton, Virginia facility to Yadkinville, North Carolina and when installing additional automation systems in the Yadkinville POY facility.

(3)	Deposit write offs represent lost retainer fees the Company had with investment bankers for future acquisition services.
Corporate Restructurings
Severance
     On August 2, 2007, the Company announced the closure of its Kinston, North Carolina polyester facility. The Kinston facility produced POY for internal consumption and third party sales. The Company continues to produce POY in the Yadkinville, North Carolina facility for its commodity, specialty and premium value yarns and purchases the remainder of its commodity POY needs from external suppliers. During fiscal year 2008, the Company recorded $1.3 million for severance related to its Kinston consolidation. Approximately 231 employees which included 31 salaried positions and 200 wage positions were affected as a result of this reorganization.
     On August 22, 2007, the Company announced its plan to re-organize certain corporate staff and manufacturing support functions to further reduce costs. The Company recorded $1.1 million for severance related to this reorganization. Approximately 54 salaried employees were affected by this reorganization. The severance expense is included in the restructuring charges line item in the Consolidated Statements of Operations. In addition, the Company recorded severance of $2.4 million for its former CEO and $1.7 million for severance related to its former Chief Financial Officer (“CFO”) during fiscal year 2008.
     On May 14, 2008, the Company announced the closure of its polyester facility located in Staunton, Virginia and the transfer of certain production to its facility in Yadkinville, North Carolina which was completed in November 2008. During the first quarter of fiscal year 2009, the Company recorded $0.1 million for severance related to its Staunton consolidation. Approximately 40 salaried and wage employees were affected by this reorganization.
     In the third quarter of fiscal year 2009, the Company re-organized and reduced its workforce due to the economic downturn. Approximately 200 salaried and wage employees were affected by this reorganization related to the Company’s efforts to reduce costs. As a result, the Company recorded $0.3 million in severance charges related to certain salaried corporate and manufacturing support staff.
Restructuring
     On October 25, 2006, the Company’s Board approved the purchase of the assets of the yarn division of Dillon. This approval was based on a business plan which assumed certain significant synergies that were expected to be realized from the elimination of redundant overhead, the rationalization of under-utilized assets and certain other product optimization. The preliminary asset rationalization plan included exiting two of the three production activities that were operating at the Dillon facility and moving them to other Unifi manufacturing facilities. The plan was to be finalized once operations personnel from the Company would have full access to the Dillon facility, in order to determine the optimal asset plan for the Company’s anticipated product mix. This plan was consistent with the Company’s domestic market consolidation strategy. On January 1, 2007, the Company completed the Dillon asset acquisition.
     Concurrent with the acquisition the Company entered into a Sales and Services Agreement (the “Agreement”). The Agreement covered the services of certain Dillon personnel who were responsible for product sales and certain other personnel that were primarily focused on the planning and operations at the Dillon facility. The services would be provided over a period of two years at a fixed cost of $6 million. In the fourth quarter of fiscal year 2007, the Company finalized its plan and announced its decision to exit its recently acquired Dillon polyester facility.
     The closure of the Dillon facility triggered an evaluation of the Company’s obligations arising under the Agreement. The Company determined from this evaluation that the fair value of the services to be received under the Agreement were significantly lower than the obligation to Dillon. As a result, the Company determined that a portion of the obligation should be considered an unfavorable contract. The Company concluded that costs totaling approximately $3 million relating to services provided under the Agreement were for the ongoing benefit of the combined business and therefore should be reflected as an expense in the Company’s Consolidated Statements of Operations, as incurred. The remaining Agreement costs totaling $2.9 million were for the personnel involved in the planning and operations of the Dillon facility and related to the time period after shutdown in June 2007. Therefore, these costs were reflected as an assumed purchase liability since these costs no longer related to the generation of revenue and had no future economic benefit to the combined business.
     In fiscal year 2008, the Company recorded $3.4 million for restructuring charges related to contract termination costs and other noncancellable contracts for continued services after the closing of the Kinston facility. See the Severance discussion above for further details related to Kinston.
     During the fourth quarter of fiscal year 2009, the Company recorded $0.2 million of restructuring recoveries related to retiree reserves.
     On January 11, 2010, the Company announced that it created UCA. With a base of operations established in El Salvador, UCA serves customers in the Central American region. The Company began dismantling and relocating polyester twisting and texturing equipment to the region during the third quarter of fiscal year 2010 and expects to complete the relocation by the second quarter of fiscal year 2011. The Company expects to incur approximately $1.6 million in polyester equipment relocation costs of which $0.8 million was incurred during fiscal year 2010. In addition, the Company expects to incur $0.7 million related to reinstallation of idle texturing equipment in its Yadkinville, North Carolina facility.
     The table below summarizes changes to the accrued severance and accrued restructuring accounts for the fiscal years ended June 27, 2010, June 28, 2009, and June 29, 2008 (amounts in thousands):

	Balance at	Additional			Balance at
	June 28, 2009	Charges	Adjustments	Amounts Used	June 27, 2010
Accrued severance	$1,687	$—	$20	$(1,406)	$301 (1)

	Balance at	Additional			Balance at
	June 29, 2008	Charges	Adjustments	Amounts Used	June 28, 2009
Accrued severance	$3,668	$371	$5	$(2,357)	$1,687 (2)
Accrued restructuring	1,414	—	224	(1,638)	—

	Balance at	Additional			Balance at
	June 24, 2007	Charges	Adjustments	Amounts Used	June 29, 2008
Accrued severance	$877	$6,533	$207	$(3,949)	$3,668 (3)
Accrued restructuring	5,685	3,125	(176)	(7,220)	1,414

(1)	There was no executive severance classified as long-term as of June 27, 2010.

(2)	As of June 28, 2009, the Company classified $0.3 million of the executive severance as long-term.

(3)	As of June 29, 2008, the Company classified $1.7 million of the executive severance as long-term.

Joint Ventures and Other Equity Investments
     YUFI. In August 2005, the Company formed YUFI, a 50/50 joint venture with YCFC, to manufacture, process and market polyester filament yarn in YCFC’s facilities in Yizheng, Jiangsu Province, China. During fiscal year 2008, the Company’s management explored strategic options with its joint venture partner in China with the ultimate goal of determining if there was a viable path to profitability for YUFI. Management concluded that although YUFI had successfully grown its position in high value and PVA products, commodity sales would continue to be a large and unprofitable portion of the joint venture’s business, due to cost constraints. In addition, the Company believed YUFI had focused too much attention and energy on non-value added issues, distracting management from its primary PVA objectives. Based on these conclusions, the Company decided to exit the joint venture and on July 30, 2008, the Company announced that it had reached a proposed agreement to sell its 50% interest in YUFI to its partner for $10 million.
     As a result of the agreement with YCFC, the Company initiated a review of the carrying value of its investment in YUFI and determined that the carrying value of its investment in YUFI exceeded its fair value. Accordingly, the Company recorded a non-cash impairment charge of $6.4 million in the fourth quarter of fiscal year 2008.
     The Company expected to close the transaction in the second quarter of fiscal year 2009 pending negotiation and execution of definitive agreements and Chinese regulatory approvals. The agreement provided for YCFC to immediately take over operating control of YUFI, regardless of the timing of the final approvals and closure of the equity sale transaction. During the first quarter of fiscal year 2009, the Company gave up one of its senior staff appointees and YCFC appointed its own designee as General Manager of YUFI, who assumed full responsibility for the operating activities of YUFI at that time. As a result, the Company lost its ability to influence the operations of YUFI and therefore the Company switched from the equity method of accounting for its investment in the joint venture to the cost method and consequently ceased recording its share of losses commencing in the same quarter. The Company recognized equity losses of $6.1 million for fiscal year 2008.
     In December 2008, the Company renegotiated the proposed agreement to sell its interest in YUFI to YCFC for $9 million and recorded an additional impairment charge of $1.5 million, which included $0.5 million related to certain disputed accounts receivable and $1 million related to the fair value of its investment, as determined by the re-negotiated equity interest sales price which was lower than carrying value.
     On March 30, 2009, the Company closed on the sale and received $9 million in proceeds related to its investment in YUFI. The Company continues to service customers in Asia through UTSC which is primarily focused on the development, sales and service of specialty and PVA yarns. UTSC is located outside of Shanghai in Suzhou New District, which is in Jiangsu Province.
     PAL. In June 1997, the Company contributed all of the assets of its spun cotton yarn operations, utilizing open-end and air jet spinning technologies, into PAL, a joint venture with Parkdale Mills, Inc. in exchange for a 34% ownership interest in the joint venture. PAL is a producer of cotton and synthetic yarns for sale to the textile and apparel industries primarily within North America. PAL has 15 manufacturing facilities located in North Carolina, South Carolina, Virginia, and Georgia and participates in a joint venture in Mexico.
     PAL receives benefits under the Food, Conservation, and Energy Act of 2008 (“2008 U.S. Farm Bill”) which extended the existing upland cotton and extra long staple cotton programs (the “Program”), including economic adjustment assistance provisions for ten years. Beginning August 1, 2008, the Program provided textile mills a subsidy of four cents per pound on eligible upland cotton consumed during the first four years and three cents per pound for the last six years. The economic assistance received under this Program must be used to acquire, construct, install, modernize, develop, convert or expand land, plant, buildings, equipment, or machinery. Capital expenditures must be directly attributable to the purpose of manufacturing upland cotton into eligible cotton products in the U.S. The recipients have the marketing year from August 1 to July 31, plus eighteen months to make the capital expenditures. Under the Program, the subsidy payment is received from the U.S. Department of Agriculture (“USDA”) the month after the eligible cotton is consumed. However, the economic assistance benefit is not recognized by PAL into operating income until the period when both criteria have been met; i.e. eligible upland cotton has been consumed, and qualifying capital expenditures under the Program have been made.
     On October 19, 2009 PAL notified the Company that approximately $8 million of the capital expenditures recognized for fiscal year 2009 had been preliminarily disqualified by the USDA. PAL appealed the decision with the USDA. In November 2009, PAL notified the Company that the USDA had denied the appeal and PAL filed a second appeal for a higher level review and a hearing took place during the Company’s third quarter of fiscal year 2010. As a result of this process, PAL recorded a $4.1 million unfavorable adjustment to its 2009 earnings related to economic assistance from the USDA that was disqualified offset by $0.6 million related to inventory valuation adjustments in the March 2010 quarter. As a result, the Company recorded a $1.2 million unfavorable adjustment for its share of the prior year economic assistance and inventory valuation adjustments.
     PAL received $22.3 million of economic assistance under the program during the Company’s fiscal year ended June 27, 2010 and, in accordance with the program provisions, recognized $17.6 million in economic assistance in its operating income. As of June 27, 2010, PAL’s deferred revenue relating to this Program was $13.4 million which PAL expects to be fully realized through the completion of qualifying capital expenditures within the timelines prescribed by the Program.
     On October 28, 2009, PAL acquired certain real property and machinery and equipment, as well as entered into lease agreements for real property and machinery and equipment, that constitute most of the yarn manufacturing operations of HBI. Concurrent with the transaction, PAL entered into a yarn supply agreement with HBI to supply at least 95% of the yarn used in the manufacturing of HBI’s apparel products at any of HBI’s locations in North America, Central America, or the Caribbean Basin for a six-year period with an option for HBI to extend for two additional three-year periods. The supply agreement also covers certain yarns used in manufacturing in China through December 31, 2011.
     The Company’s investment in PAL at June 27, 2010 was $65.4 million and the underlying equity in the net assets of PAL at June 27, 2010 was $83.4 million. The difference between the carrying value of the Company’s investment in PAL and the underlying equity in PAL is attributable to initial excess capital contributions by the Company of $53.4 million, the Company’s share of the settlement cost of an anti-trust lawsuit against PAL in which the Company did not participate of $2.6 million, and the Company’s share of other comprehensive income of $0.1 million offset by an impairment charge taken by the Company on its investment in PAL of $74.1 million.
     UNF. On September 27, 2000, the Company formed UNF a 50/50 joint venture with Nilit, which produces nylon POY at Nilit’s manufacturing facility in Migdal Ha-Emek, Israel. The Company’s investment in UNF at June 27, 2010 was $2.7 million.
     UNF America. On October 8, 2009, the Company formed a new 50/50 joint venture, UNF America, with Nilit for the purpose of producing nylon POY in Nilit’s Ridgeway, Virginia plant. The Company’s initial investment in UNF America was $50 thousand dollars. In addition, the Company loaned UNF America $0.5 million for working capital. The loan carries interest at LIBOR plus one and one-half percent and both principal and interest shall be paid from the future profits of UNF America at such time as deemed appropriate by its members. The loan is being treated as an additional investment by the Company for accounting purposes.
     In conjunction with the formation of UNF America, the Company entered into a supply agreement with UNF and UNF America whereby the Company is committed to purchase its requirements, subject to certain exceptions, for first quality nylon POY for texturing (excluding specialty yarns) from UNF or UNF America. Pricing under the contract is negotiated every six months and is based on market rates.
     Repreve Renewable, LLC. On April 26, 2010, the Company entered into an agreement to form a new joint venture, Repreve Renewables. This joint venture was established for the purpose of acquiring the assets and the expertise related to the business of cultivating, growing, and selling biomass crops, including feedstock for establishing biomass crops that are intended to be used as a fuel or in the production of fuels or energy in the U.S. and the European Union. The Company received a 40% ownership interest in the joint venture for its contribution of $4 million. In addition, the Company contributed $0.3 million for its share of initial working capital.
     Condensed combined balance sheet information and income statement information as of June 27, 2010, June 28, 2009, and June 29, 2008 of the combined unconsolidated equity affiliates were as follows (amounts in thousands):

	June 27, 2010
	PAL	Other	Total
Current assets	$198,958	$11,497	$210,455
Noncurrent assets	120,380	12,466	132,846
Current liabilities	48,220	5,238	53,458
Noncurrent liabilities	25,621	2,000	27,621
Shareholders’ equity and capital accounts	245,497	16,725	262,222

	June 28, 2009
	PAL	Other	Total
Current assets	$150,542	$2,329	$152,871
Noncurrent assets	98,460	3,433	101,893
Current liabilities	21,755	1,080	22,835
Noncurrent liabilities	8,405	—	8,405
Shareholders’ equity and capital accounts	218,842	4,682	223,524

	Fiscal Year Ended June 27, 2010
	PAL	Other	Total
Net sales	$599,926	$22,915	$622,841
Gross profit	53,715	3,481	57,196
Depreciation and amortization	21,245	1,599	22,844
Income from operations	37,388	1,508	38,896
Net income	37,660	1,296	38,956

	Fiscal Year Ended June 28, 2009
	PAL	Other	Total
Net sales	$408,841	$18,159	$427,000
Gross profit (loss)	24,011	(2,349)	21,662
Depreciation and amortization	18,805	1,896	20,701
Income (loss) from operations	14,090	(3,649)	10,441
Net income (loss)	10,367	(3,338)	7,029

	Fiscal Year Ended June 29, 2008
	PAL	Other	Total
Net sales	$460,497	$172,108	$632,605
Gross profit (loss)	21,504	(6,799)	14,705
Depreciation and amortization	17,777	8,486	26,263
Income (loss) from operations	10,437	(15,652)	(5,215)
Net income (loss)	24,269	(16,258)	8,011

Review of Fiscal Year 2010 Results of Operations (52 Weeks) Compared to Fiscal Year 2009 (52 Weeks)
     The following table sets forth the income (loss) from continuing operations components for each of the Company’s business segments for fiscal year 2010 and fiscal year 2009. The table also sets forth each of the segments’ net sales as a percent to total net sales, the net income (loss) components as a percent to total net sales and the percentage increase or decrease of such components over the prior year:

	Fiscal Year 2010		Fiscal Year 2009
	(Amounts in thousands, except percentages)
		% to Total		% to Total	% Inc. (Dec.)
Consolidated
Net sales
Polyester	$452,674	73.4	$403,124	72.8	12.3
Nylon	164,079	26.6	150,539	27.2	9.0

Total	$616,753	100.0	$553,663	100.0	11.4

		% to		% to
		Net Sales		Net Sales
Cost of sales
Polyester	$401,640	65.1	$386,201	69.8	4.0
Nylon	143,613	23.3	138,956	25.1	3.4

Total	545,253	88.4	525,157	94.9	3.8

Restructuring charges (recoveries)
Polyester	739	0.1	199	—	271.4
Nylon	—	—	73	—	—
Corporate	—	—	(181)	—	—

Total	739	0.1	91	—	712.1

Write down of long-lived assets
Polyester	100	—	350	—	(71.4)
Nylon	—	—	—	—	—

Total	100	—	350	—	(71.4)

Goodwill impairment
Polyester	—	—	18,580	3.4	—
Nylon	—	—	—	—	—

Total	—	—	18,580	3.4	—

Selling, general and administrative expenses
Polyester	36,576	5.9	30,972	5.6	18.1
Nylon	9,607	1.6	8,150	1.5	17.9

Total	46,183	7.5	39,122	7.1	18.0

Provision for bad debts	123	—	2,414	0.4	(94.9)
Other operating (income) expenses, net	(1,033)	(0.1)	(5,491)	(1.0)	(81.2)
Non-operating (income) expenses, net	7,017	1.1	18,200	3.3	(61.4)

Income (loss) from continuing operations before income taxes	18,371	3.0	(44,760)	(8.1)	(141.0)
Provision for income taxes	7,686	1.3	4,301	0.8	78.7

Income (loss) from continuing operations	10,685	1.7	(49,061)	(8.9)	(121.8)
Income from discontinued operations, net of tax	—	—	65	0.1	—

Net income (loss)	$10,685	1.7	$(48,996)	(8.8)	(121.8)

     For fiscal year 2010, the Company recognized $18.4 million of income from continuing operations before income taxes which was an increase of $63.1 million over the prior year. The increase in income from continuing operations was primarily attributable to improved gross profit in both the domestic and Brazilian operations as a result of improvements in retail demand in the Company’s core markets year-over-year and a reduction in goodwill impairment charges recorded in fiscal year 2009.
     Consolidated net sales from continuing operations increased by $63.1 million, or 11.4%, for fiscal year 2010 compared to the prior year. For the fiscal year 2010, unit sales volumes increased by 15.9% reflecting improvements in both the domestic and Brazilian operations. As compared to the prior year, polyester volumes increased by 16.5% and nylon volumes increased by 11.3%. The increase in sales volumes was attributable to the recovery from the recent global economic downturn which had impacted all textile supply chains and markets. The weighted-average selling price per pound for the Company’s products on a consolidated basis decreased 4.5% as compared to the prior fiscal year. Refer to the segment operations under the captions “Polyester Operations” and “Nylon Operations” for a further discussion of each segment’s operating results.
     Consolidated gross profit from continuing operations increased $43 million to $71.5 million for fiscal year 2010. This increase in gross profit was primarily attributable to higher sales volumes, improved conversions (net sales less raw material cost) and improved per unit manufacturing costs for both the polyester and nylon segments which resulted in a gross margin increase from 5.1% to 11.6%. Consolidated conversion per unit improved 5.1% as the Company recovered previously lost margins resulting from significantly higher raw material cost in the prior year. However, this recovery was mitigated by the impact of rising average raw material prices which began during the second quarter of fiscal year 2010. Gross profit was also positively impacted by improvements in manufacturing costs which declined 17.1% on a per unit basis. The improvements in manufacturing costs were attributable to increased capacity utilization and to the Company’s continued focus on process improvements over the past fiscal year. Refer to the segment operations under the captions “Polyester Operations” and “Nylon Operations” for a further discussion of each segment’s operating results.
Selling, General, and Administrative Expenses
     Consolidated SG&A expenses increased by $7.1 million or 18.0% for fiscal year 2010. The increase in SG&A for fiscal year 2010 was primarily a result of increases of $5.2 million in fringe benefits which is primarily related to the Company’s dramatic year-over-year performance improvement. The remaining SG&A expenses increased by $1 million due to non-cash deferred compensation costs related to stock option grants, $0.5 million in other SG&A expenses, $0.2 million in employee relation expenses, and $0.2 million in sales and marketing expenses.
Provision for Bad Debts
     For fiscal year 2010, the Company recorded a $0.1 million provision for bad debts. This compares to a provision of $2.4 million recorded in the prior fiscal year. In fiscal year 2009, the Company experienced unfavorable adjustments as a result of the global decline in economic conditions, however in fiscal year 2010, the Company recorded favorable adjustments to the reserve related to the improved health of the economy and the related impact on the Company’s accounts receivable aging.
Other Operating (Income) Expense, Net
     Other operating (income) expense decreased from $5.5 million of income in fiscal year 2009 to $1 million of income in fiscal year 2010. The following table shows the components of other operating (income) expense:

	Fiscal Years Ended
	June 27, 2010	June 28, 2009
	(Amounts in thousands)
Net (gain) loss on sale or disposal of PP&E	$680	$(5,856)
Gain from sale of nitrogen credits	(1,400)	—
Currency (gains) losses	(145)	354
Other, net	(168)	11

	$(1,033)	$(5,491)

     On September 29, 2008, the Company entered into an agreement to sell certain real property and related assets located in Yadkinville, North Carolina for $7 million. On December 19, 2008, the Company completed the sale which resulted in net proceeds of $6.6 million and a net pre-tax gain of $5.2 million in the second quarter of fiscal year 2009. During the third quarter of fiscal year 2010, the Company received $1.4 million from the sale of nitrogen credits related to the Kinston sales agreement as discussed in “Footnote 7-Assets Held for Sale” of the Company’s consolidated financial statements included elsewhere in this Annual Report on Form 10-K.
Interest Expense (Interest Income)
     Interest expense decreased from $23.2 million in fiscal year 2009 to $21.9 million in fiscal year 2010 primarily due to lower average outstanding debt related to the Company’s 2014 notes. The Company had no outstanding borrowings under its Amended Credit Agreement as of June 27, 2010 and June 28, 2009. The weighted average interest rate of Company debt outstanding at June 27, 2010 and June 28, 2009 was 11.5% and 11.4%, respectively. Interest income was $3.1 million in fiscal year 2010 and $2.9 million in fiscal year 2009.
Equity in (Earnings) Losses of Unconsolidated Affiliates
     Equity in net income of the Company’s unconsolidated equity affiliates was $11.7 million in fiscal year 2010 compared to $3.3 million in fiscal year 2009. The Company’s 34% share of PAL’s earnings increased from $4.7 million of income in fiscal year 2009 to $11.6 million of income in fiscal year 2010 primarily due to improved economic conditions, the HBI supply agreement and the timing of the recognition of income related to the economic assistance benefits as discussed above in the “Joint Ventures and Other Equity Investments” section.
Income Taxes
     Income (loss) from continuing operations before income taxes is as follows:

	Fiscal Years Ended
	June 27, 2010	June 28, 2009
	(Amounts in thousands)
Income (loss) from continuing operations before income taxes:
United States	$(4,399)	$(54,310)
Foreign	22,770	9,550

	$18,371	$(44,760)

     The provision for (benefit from) income taxes applicable to continuing operations for fiscal years 2010 and 2009 consists of the following:

	Fiscal Years Ended
	June 27, 2010	June 28, 2009
	(Amounts in thousands)
Current:
Federal	$(48)	$—
Foreign	8,325	3,927

	8,277	3,927

Deferred:
Foreign	(591)	374

	(591)	374

Income tax provision	$7,686	$4,301

     The Company recognized income tax expense at an effective tax rate of 41.8% and 9.6% for fiscal year 2010 and 2009 respectively. A reconciliation of the provision for (benefit from) income taxes with the amounts obtained by applying the federal statutory tax rate is as follows:

	Fiscal Years Ended
	June 27, 2010	June 28, 2009
Federal statutory tax rate	35.0%	(35.0)%
State income taxes, net of federal tax benefit	(0.4)	(3.9)
Foreign income taxed at lower rates	(5.6)	2.1
Repatriation of foreign earnings	8.4	(3.9)
North Carolina investment tax credits expiration	5.2	2.2
Change in valuation allowance	(0.4)	45.2
Nondeductible expenses and other	(0.4)	2.9

Effective tax rate	41.8%	9.6%

     In fiscal year 2008, the Company accrued federal income tax on $5 million of dividends expected to be distributed from a foreign subsidiary in future fiscal periods and $0.3 million of dividends distributed from a foreign subsidiary during fiscal year 2008. During the third quarter of fiscal year 2009, management revised its assertion with respect to the repatriation of $5 million of dividends and at that time intended to permanently reinvest this $5 million amount outside of the U.S. During fiscal year 2010, the Company repatriated current foreign earnings of $5.2 million for which the Company recorded an accrual of the related federal income taxes. All remaining undistributed earnings are deemed to be indefinitely reinvested.
     As of June 27, 2010, the Company has $53.7 million in federal net operating loss carryforwards and $40.5 million in state net operating loss carryforwards that may be used to offset future taxable income. The Company also has $1.9 million in North Carolina investment tax credits and $0.3 million of charitable contribution carryforwards, the deferred income tax effects of which are fully offset by valuation allowances. The Company accounts for investment credits using the flow-through method. These carryforwards, if unused, will expire as follows:

Federal net operating loss carryforwards	2024 through 2030
State net operating loss carryforwards	2011 through 2030
North Carolina investment tax credit carryforwards	2011 through 2015
Charitable contribution carryforwards	2011 through 2015
     The Company had a valuation allowance of $40 million and $40.1 million for fiscal years 2010 and 2009 respectively. The $0.1 million net decrease in fiscal year 2010 resulted primarily from a decrease in temporary differences and the expiration of state income tax credit carryforwards which were offset by an increase in federal net operating loss carryforwards.
     Significant judgment is required in estimating valuation allowances for deferred tax assets. A valuation allowance is established against a deferred tax asset if, based on the available evidence, it is more likely than not that such asset will not be realized. The realization of a deferred tax asset ultimately depends on the existence of sufficient taxable income in either the carryback or carryforward periods under tax law. The Company periodically assesses the need for valuation allowances for deferred tax assets. In its assessment, appropriate consideration is given to all positive and negative evidence related to the realization of the deferred tax assets. This assessment considers, among other matters, the nature, frequency and magnitude of current and cumulative income and losses, forecasts of future profitability, the duration of statutory carryback or carryforward periods, the Company’s experience with operating loss and tax credit carryforwards being used before expiration, and tax planning alternatives.
     The Company’s assessment of the need for a valuation allowance on its deferred tax assets includes assessing the likely future tax consequences of events that have been recognized in the Company’s consolidated financial statements or tax returns. The Company bases its estimate of deferred tax assets and liabilities on current tax laws and rates and, in certain cases, on business plans and other expectations about future outcomes. Changes in existing tax laws or rates could affect actual tax results and future business results may affect the amount of deferred tax liabilities or the valuation of deferred tax assets over time. Accounting for deferred tax assets represents the Company’s best estimate of future events.

     Significant components of the Company’s deferred tax assets and liabilities as of June 27, 2010 and June 28, 2009 were as follows:

	June 27, 2010	June 28, 2009
	(Amounts in thousands)
Deferred tax assets:
Investments in unconsolidated affiliates	$16,331	$18,882
State tax credits	1,391	2,347
Accrued liabilities and valuation reserves	8,748	11,080
Net operating loss carryforwards	20,318	17,663
Intangible assets	8,483	8,809
Charitable contributions	222	253
Other items	2,428	2,392

Total gross deferred tax assets	57,921	61,426
Valuation allowance	(39,988)	(40,118)

Net deferred tax assets	17,933	21,308

Deferred tax liabilities:
PP&E	15,791	20,114
Other	616	387

Total deferred tax liabilities	16,407	20,501

Net deferred tax asset	$1,526	$807

Polyester Operations
     The following table sets forth the segment operating income (loss) components for the polyester segment for fiscal year 2010 and fiscal year 2009. The table also sets forth the percent to net sales and the percentage increase or decrease over the prior year:

	Fiscal Year 2010		Fiscal Year 2009
		% to		% to	%
		Net Sales		Net Sales	Inc. (Dec.)
	(Amounts in thousands, except percentages)
Net sales	$452,674	100.0	$403,124	100.0	12.3
Cost of sales	401,640	88.7	386,201	95.8	4.0
Restructuring charges	739	0.2	199	0.0	271.4
Write down of long-lived assets	100	0.0	350	0.1	(71.4)
Goodwill impairment	—	—	18,580	4.6	—
Selling, general and administrative expenses	36,576	8.1	30,972	7.7	18.1

Segment operating income (loss)	$13,619	3.0	$(33,178)	(8.2)	(141.0)

     In fiscal year 2010, consolidated polyester net sales increased by $49.6 million, or 12.3% compared to fiscal year 2009. The Company’s polyester segment sales volumes increased approximately 16.5% and the weighted-average selling price decreased approximately 4.2%. Polyester segment sales exclusive of intercompany eliminations consist of $314 million from the U.S. manufacturing operations, $130 million from the Brazilian manufacturing operations, $18.2 million from the China sales operations, and $3.9 million from the UCA resale operations compared to $291 million, $114 million, $3 million, and nil, respectively in fiscal year 2009.
     Domestically, polyester net sales increased by $14.5 million, or 5.1% as compared to fiscal year 2009. Domestic sales volumes increased 12.8% while the weighted-average selling price decreased approximately 7.8%. The improvement in domestic polyester sales volume in fiscal year 2010 related to increases in domestic retail sales which favorably impacted the Company’s core markets when compared to fiscal year 2009. The decrease in domestic weighted-average selling price reflected a shift of the Company’s sales product mix to a higher percentage of commodity products to fully utilize the Company’s manufacturing capacity.

     The Company’s Chinese subsidiary, UTSC, increased its polyester net sales to $18.2 million in fiscal year 2010 as compared to $3 million in fiscal year 2009 as the Company strategically improved its development, sourcing, resale and servicing of PVA products in the Asian region. UTSC began selling products to its customers in February 2009.
     Gross profit for the consolidated polyester segment increased by $34.1 million, or 201.6%, over fiscal year 2009. Gross margin increased from 4.2% in fiscal year 2009 to 11.3% in fiscal year 2010. Polyester conversion dollars improved on a per unit basis by 7.3% while per unit manufacturing costs decreased by 18.1%. The decrease in manufacturing costs consisted of decreased per unit variable manufacturing costs of 16.1% and decreased per unit fixed manufacturing costs of 22.2% as a result of significantly higher sales related to higher capacity utilization levels.
     Domestic polyester gross profit increased by $18.8 million over fiscal year 2009 primarily as a result of improved conversion dollars and lower manufacturing costs. Domestic polyester conversion increased by $10.5 million but decreased 1.6% on a per unit basis due to a lower margin sales mix and higher volumes. Variable manufacturing costs decreased by $2.9 million, and on a per pound basis, decreased 15.1% primarily as a result of operational improvements implemented during the past fiscal year which resulted in lower wage expenses of $2 million as well as higher capacity utilization rates. As compared to fiscal year 2009, fixed manufacturing costs declined by $5.4 million primarily as a result of decreases in depreciation expense of $2.9 million, allocated expenses from the Company’s former China joint venture of $1 million, expense projects of $0.8 million, and property tax expenses of $0.6 million.
     On a local currency basis, gross profit for the Company’s Brazilian operation increased by R$21.5 million, or 64.4% on a per pound basis for the year ended June 27, 2010 compared to the prior year. Net sales increased R$5.8 million or 2.5% however sales prices declined 4.6% on a per unit basis due in part to local competition in the Brazilian market. Brazilian polyester sales volumes increased by 7.5% over the prior fiscal year. Conversion improved 29.0% on a per unit basis which was mainly driven by declines in per unit raw material costs of 17.1% related to improved fiber costs. The strengthening Brazilian exchange rate over the U.S. dollar gave the subsidiary more purchasing power since it purchases most of its raw materials in U.S. dollars. Variable manufacturing costs increased R$0.9 million due to a higher sales percentage of manufactured products versus resale products while decreasing 3.2% on a per pound basis reflecting a higher capacity utilization rate. Fixed manufacturing costs increased R$1.5 million due to the higher mix of manufactured products sold while decreasing 7.9% on a per pound basis. On a U.S. dollar basis net sales increased by $16.7 million or 14.8% in fiscal year 2010 compared to the prior year primarily as a result of $13.1 million in positive currency exchange impact. Gross profit increased by $12.9 million, or 75.2% on a per unit basis.
     SG&A expenses for the polyester segment increased by $5.6 million or 18.1% for fiscal year 2010 compared to fiscal year 2009. The polyester segment’s SG&A expenses consist of polyester foreign subsidiaries’ costs and allocated domestic costs. The percentage of domestic SG&A costs allocated to each segment is determined at the beginning of every year based on specific budgeted cost drivers.
     The polyester segment net sales, gross profit and SG&A expenses as a percentage of total consolidated amounts were 73.4%, 71.4% and 79.2% for fiscal year 2010 compared to 72.8%, 59.4% and 79.2% for fiscal year 2009, respectively.

Nylon Operations
     The following table sets forth the segment operating profit components for the nylon segment for fiscal year 2010 and fiscal year 2009. The table also sets forth the percent to net sales and the percentage increase or decrease over the prior year:

	Fiscal Year 2010		Fiscal Year 2009
		% to		% to	%
		Net Sales		Net Sales	Inc. (Dec.)
	(Amounts in thousands, except percentages)
Net sales	$164,079	100.0	$150,539	100.0	9.0
Cost of sales	143,613	87.5	138,956	92.3	3.4
Restructuring charges	—	—	73	—	—
Selling, general and administrative expenses	9,607	5.9	8,150	5.4	17.9

Segment operating income (loss)	$10,859	6.6	$3,360	2.3	223.2

     Fiscal year 2010 nylon net sales increased by $13.5 million, or 9.0% compared to fiscal year 2009. The Company’s nylon segment sales volumes increased by 11.3% while the weighted-average selling price decreased by 2.3%. The improvement in nylon sales volume was primarily due to greater demand for its nylon products in the legwear and apparel markets as compared to the prior year. The reduction in the average selling price was primarily due to shift in the mix of products sold. Nylon segment sales exclusive of intercompany eliminations consist of $160 million from the U.S. manufacturing operations, $4.9 million from the Colombian manufacturing operations, and $1.8 million from the UCA resale operations compared to $148 million, $3.2 million, and nil, respectively in fiscal year 2009.
     After being negatively impacted by the economic downturn during fiscal year 2009, the nylon segment sales improved considerably during fiscal year 2010 due to the recovery of apparel retail sales and strength in regional sourcing. The continued emergence of shape-wear, further potential expansion of regional sourcing, and projected growth of the Company’s leading domestic hosiery producer are expected to provide growth for the Company in this segment for the remainder of calendar year 2010.
     Gross profit for the nylon segment increased by $8.9 million, or 76.7% in fiscal year 2010. The nylon segment experienced an increase in conversion of $8.3 million, or 3.0% on a per unit basis due to the recovery of previously lost margins resulting from significantly higher raw material cost incurred in the prior fiscal year. Manufacturing costs decreased by $0.6 million, or 11.3% on a per unit basis. Variable manufacturing costs increased by $1.9 million, or 5.5% primarily from higher wage and fringe expense of $0.5 million, utilities of $1.1 million, and packaging costs of $0.4 million, however, on a per unit basis decreased 5.1% reflecting a higher capacity utilization rate. Fixed manufacturing costs decreased by $2.5 million, or 23.9% primarily due to lower depreciation expense of $3.2 million offset by higher allocated manufacturing costs of $0.7 million.
     SG&A expenses for the nylon segment increased by $1.5 million or 17.9% in fiscal year 2010. The nylon segment’s SG&A expenses consist of nylon foreign subsidiary costs and allocated domestic costs. The percentage of domestic SG&A costs allocated to each segment is determined at the beginning of every year based on specific budgeted cost drivers.
     The nylon segment net sales, gross profit and SG&A expenses as a percentage of total consolidated amounts were 26.6%, 28.6% and 20.8% for fiscal year 2010 compared to 27.2%, 40.6% and 20.8% for fiscal year 2009, respectively.

     Review of Fiscal Year 2009 Results of Operations (52 Weeks) Compared to Fiscal Year 2008 (53 Weeks)
     The following table sets forth the loss from continuing operations components for each of the Company’s business segments for fiscal year 2009 and fiscal year 2008. The table also sets forth each of the segments’ net sales as a percent to total net sales, the net income (loss) components as a percent to total net sales and the percentage increase or decrease of such components over the prior year:

	Fiscal Year 2009		Fiscal Year 2008
		% to Total		% to Total	% Inc. (Dec.)
	(Amounts in thousands, except percentages)
Consolidated
Net sales
Polyester	$403,124	72.8	$530,567	74.4	(24.0)
Nylon	150,539	27.2	182,779	25.6	(17.6)

Total	$553,663	100.0	$713,346	100.0	(22.4)

		% to		% to
		Net Sales		Net Sales
Cost of sales
Polyester	$386,201	69.8	$494,209	69.3	(21.9)
Nylon	138,956	25.1	168,555	23.6	(17.6)

Total	525,157	94.9	662,764	92.9	(20.8)

Restructuring charges
Polyester	199	—	3,818	0.6	(94.8)
Nylon	73	—	209	—	(65.1)
Corporate	(181)	—	—	—	—

Total	91	—	4,027	0.6	(97.7)

Write down of long-lived assets
Polyester	350	—	2,780	0.4	(87.4)
Nylon	—	—	—	—	—

Total	350	—	2,780	0.4	(87.4)

Goodwill impairment
Polyester	18,580	3.4	—	—	—
Nylon	—	—	—	—	—

Total	18,580	3.4	—	—	—

Selling, general and administrative expenses
Polyester	30,972	5.6	40,606	5.7	(23.7)
Nylon	8,150	1.5	6,966	1.0	17.0

Total	39,122	7.1	47,572	6.7	(17.8)

Provision for bad debts	2,414	0.4	214	—	1,028.0
Other operating (income) expenses, net	(5,491)	(1.0)	(6,427)	(0.9)	(14.6)
Non-operating (income) expenses, net	18,200	3.3	32,742	4.6	(44.4)

Loss from continuing operations before income taxes	(44,760)	(8.1)	(30,326)	(4.3)	47.6
Provision (benefit) for income taxes	4,301	0.8	(10,949)	(1.5)	(139.3)

Loss from continuing operations	(49,061)	(8.9)	(19,377)	(2.8)	153.2
Income from discontinued operations, net of tax	65	0.1	3,226	0.5	(98.0)

Net loss	$(48,996)	(8.8)	$16,151	(2.3)	203.4

     For fiscal year 2009, the Company recognized a $44.8 million loss from continuing operations before income taxes which was a $14.4 million increase in losses over the prior year. The decline in continuing operations was primarily attributable to decreased sales volumes in the polyester and nylon segments as a result of the economic downturn which began in the second quarter of fiscal year 2009. In addition, the Company recorded $18.6 million in goodwill impairment charges in fiscal year 2009.
     Consolidated net sales from continuing operations decreased $160 million, or 22.4%, for fiscal year 2009. For the fiscal year 2009, unit sales volumes decreased 22.9% primarily due to the global economic downturn which impacted all textile supply chains and markets as discussed earlier. Compared to prior year, polyester volumes decreased 23.9% and nylon volumes decreased 15.8%. The weighted-average price per pound for the Company’s products on a consolidated basis remained flat as compared to the prior fiscal year. Refer to the segment operations under the captions “Polyester Operations” and “Nylon Operations” for a further discussion of each segment’s operating results.
     At the segment level, polyester dollar net sales accounted for 72.8% of consolidated net sales in fiscal year 2009 compared to 74.4% in fiscal year 2008. Nylon accounted for 27.2% of dollar net sales for fiscal year 2009 compared to 25.6% for the prior fiscal year.
     Consolidated gross profit from continuing operations decreased $22.1 million to $28.5 million for fiscal year 2009. This decrease was primarily attributable to lower sales volumes and lower conversion margins for the polyester and nylon segments offset by improved per unit manufacturing costs for both the polyester and nylon segments. The decrease in sales volumes was attributable to the global economic downturn which impacted all textile supply chains and markets. Additionally, sales were impacted by excessive inventories across the supply chain. These excessive inventory levels declined during the year as the effects of the inventory de-stocking began to subside. Conversion margins on a per pound basis decreased 12% and 3% in the polyester and nylon segments, respectively. Manufacturing costs on a per pound basis decreased 2% and 3% for the polyester and nylon segments, respectively as the Company aligned operational costs with lower sales volumes. Refer to the segment operations under the captions “Polyester Operations” and “Nylon Operations” for a further discussion of each segment’s operating results.
Severance and Restructuring Charges
     On August 22, 2007, the Company announced its plan to re-organize certain corporate staff and manufacturing support functions to further reduce costs. The Company recorded $1.1 million for severance related to this reorganization. Approximately 54 salaried employees were affected by this reorganization. In addition, the Company recorded severance of $2.4 million for its former CEO in the first quarter of fiscal year 2008 and $1.7 million for severance in the second quarter of fiscal year 2008 related to its former CFO during fiscal year 2008.
     In fiscal year 2008, the Company recorded $3.4 million for restructuring charges related to contract termination costs and other noncancellable contracts for continued services and $1.3 million in severance costs all related to the closure of its Kinston, North Carolina polyester facility offset by $0.3 million in favorable adjustments related to a lease obligation associated with the closure of its Altamahaw, North Carolina facility.
     On May 14, 2008, the Company announced the closure of its polyester facility located in Staunton, Virginia and the transfer of certain production to its facility in Yadkinville, North Carolina. During the first quarter of fiscal year 2009, the Company recorded $0.1 million for severance related to the Staunton consolidation. Approximately 40 salaried and wage employees were affected by this reorganization.
     In the third quarter of fiscal year 2009, the Company re-organized and reduced its workforce due to the economic downturn. Approximately 200 salaried and wage employees were affected by this reorganization related to the Company’s efforts to reduce costs. As a result, the Company recorded $0.3 million in severance charges related to certain salaried corporate and manufacturing support staff. During the fourth quarter of fiscal year 2009, the Company recorded $0.2 million of restructuring recoveries related to retiree reserves.
Write downs of Long-Lived Assets
     During the first quarter of fiscal year 2008, the Company’s Brazilian polyester operation continued its modernization plan for its facilities by abandoning four of its older machines and replacing these machines with newer machines that it purchased from the Company’s domestic polyester division. As a result, the Company recognized a $0.5 million non-cash impairment charge on the older machines.

     During the second quarter of fiscal year 2008, the Company evaluated the carrying value of the remaining machinery and equipment at Dillon. The Company sold several machines to a foreign subsidiary and in addition transferred several other machines to its Yadkinville, North Carolina facility. Six of the remaining machines were leased under an operating lease to a manufacturer in Mexico at a fair market value substantially less than their carrying value. The last five remaining machines were scrapped for spare parts inventory. These eleven machines were written down to fair market value determined by the lease; and as a result, the Company recorded a non-cash impairment charge of $1.6 million in the second quarter of fiscal year 2008. The adjusted net book value was depreciated over a two year period which is consistent with the life of the lease.
     In addition, during the second quarter of fiscal year 2008, the Company negotiated with a third party to sell its Kinston, North Carolina polyester facility. Based on appraisals, management concluded that the carrying value of the real estate exceeded its fair value. Accordingly, the Company recorded $0.7 million in non-cash impairment charges. On March 20, 2008, the Company completed the sale of assets located in Kinston. The Company retained the right to sell certain idle polyester assets for a period of two years ending in March 2010. At that time, the assets reverted back to DuPont with no consideration paid to the Company.
     During the fourth quarter of fiscal year 2009, the Company determined that a review of the remaining assets held for sale located in Kinston, North Carolina was necessary as a result of sales negotiations. The cash flow projections related to these assets were based on the expected sales proceeds, which were estimated based on the current status of negotiations with a potential buyer. As a result of this review, the Company determined that the carrying value of the assets exceeded the fair value and recorded $0.4 million in non-cash impairment charges related to these assets held for sale.
Goodwill Impairment
     The Company’s balance sheet at December 28, 2008 reflected $18.6 million of goodwill, all of which related to the acquisition of Dillon in January 2007. The Company previously determined that all of this goodwill should be allocated to the domestic polyester reporting unit. Based on a decline in its market capitalization during the third quarter of fiscal year 2009 and difficult market conditions, the Company determined that it was appropriate to re-evaluate the carrying value of its goodwill during the quarter ended March 29, 2009. In connection with this third quarter interim impairment analysis, the Company updated its cash flow forecasts based upon the latest market intelligence, its discount rate and its market capitalization values. The projected cash flows were based on the Company’s forecasts of volume, with consideration of relevant industry and macroeconomic trends. The fair value of the domestic polyester reporting unit was determined based upon a combination of a discounted cash flow analysis and a market approach utilizing market multiples of “guideline” publicly traded companies. As a result of the findings, the Company determined that the goodwill was impaired and recorded an impairment charge of $18.6 million in the third quarter of fiscal year 2009.
Selling, General, and Administrative Expenses
     Consolidated SG&A expenses decreased by $8.5 million or 17.8% for fiscal year 2009. The decrease in SG&A for fiscal year 2009 was primarily a result of decreases of $4.1 million in executive severance costs in fiscal year 2008, $1.2 million in deposit write offs in fiscal year 2008, $1.3 million in salaries and fringe benefit costs, $1.3 million related to the Brazilian operation, $0.8 million in depreciation expenses, $0.7 million in insurance expenses, and $0.2 million in equipment leases and maintenance expenses offset by increases of $0.6 million in deferred compensation charges, $0.3 million in amortization of Dillon acquisition costs, and $0.2 million in amortization of Burke Mills Inc. acquisition costs. Included in the above decreases in SG&A was a decrease of $0.9 million primarily due to currency exchange differences related to the translation of the Company’s Brazilian operation.
Provision for Bad Debts
     For fiscal year 2009, the Company recorded a $2.4 million provision for bad debts. This compares to a provision of $0.2 million recorded in fiscal year 2008. In fiscal year 2008, the Company recorded favorable adjustments to the reserve related to its domestic and Brazilian operations, while in fiscal year 2009, the Company experienced unfavorable adjustments as a result of the recent decline in economic conditions.

Other Operating (Income) Expense, Net
     Other operating (income) expense decreased from $6.4 million of income in fiscal year 2008 to $5.5 million of income in fiscal year 2009. The following table shows the components of other operating (income) expense:

	Fiscal Years Ended
	June 28, 2009	June 29, 2008
	(Amounts in thousands)
Net gains on sales of PP&E	$(5,856)	$(4,003)
Gain from sale of nitrogen credits	—	(1,614)
Currency losses	354	522
Technology fees from China joint venture	—	(1,398)
Other, net	11	66

	$(5,491)	$(6,427)

Interest Expense (Interest Income)
     Interest expense decreased from $26.1 million in fiscal year 2008 to $23.2 million in fiscal year 2009 due primarily to lower borrowings under the Amended Credit Agreement and lower average outstanding debt related to the Company’s 2014 notes. The Company had nil and $3 million of outstanding borrowings under its Amended Credit Agreement as of June 28, 2009 and June 29, 2008, respectively. The weighted average interest rate of Company debt outstanding at June 28, 2009 and June 29, 2008 was 11.4% and 11.3%, respectively. Interest income was $2.9 million in both fiscal years 2009 and 2008.
Equity in (Earnings) Losses of Unconsolidated Affiliates
     Equity in net income of its equity affiliates was $3.3 million in fiscal year 2009 compared to equity in net income of $1.4 million in fiscal year 2008. The Company’s 50% share of YUFI’s net losses decreased from $6.1 million of losses in fiscal year 2008 to nil in fiscal year 2009 due to the Company’s sale of its interest in YUFI. The Company’s 34% share of PAL’s earnings decreased from $8.3 million of income in fiscal year 2008 to $4.7 million of income in fiscal year 2009. Earnings of PAL decreased in fiscal year 2009 compared to fiscal year 2008 primarily due to the effects of the economic crisis on PAL’s volumes, decreased favorable litigation settlements recorded in fiscal year 2008 offset by income from cotton rebates in fiscal year 2009 as discussed above. The Company expects to continue to receive cash distributions from PAL.
Write downs of Investment in Unconsolidated Affiliates
     During the first quarter of fiscal year 2008, the Company determined that a review of the carrying value of its investment in USTF was necessary as a result of sales negotiations. As a result of this review, the Company determined that the carrying value exceeded its fair value. Accordingly, the Company recorded a non-cash impairment charge of $4.5 million in the first quarter of fiscal year 2008.
     In July 2008, the Company announced a proposed agreement to sell its 50% ownership interest in YUFI to its partner, YCFC, for $10 million, pending final negotiation and execution of definitive agreements and the receipt of Chinese regulatory approvals. In connection with a review of the YUFI value during negotiations related to the sale, the Company initiated a review of the carrying value of its investment in YUFI. As a result of this review, the Company determined that the carrying value of its investment in YUFI exceeded its fair value. Accordingly, the Company recorded a non-cash impairment charge of $6.5 million in the fourth quarter of fiscal year 2008.
     During the second quarter of fiscal year 2009, the Company and YCFC renegotiated the proposed agreement to sell the Company’s interest in YUFI to YCFC from $10 million to $9 million. As a result, the Company recorded an additional impairment charge of $1.5 million, which included $0.5 million related to certain disputed accounts receivable and $1 million related to the fair value of its investment, as determined by the re-negotiated equity interest sales price, was lower than carrying value. During the fourth quarter of fiscal year 2009, the Company completed the sale of YUFI to YCFC.

Income Taxes
     Loss from continuing operations before income taxes is as follows:

	Fiscal Years Ended
	June 28, 2009	June 29, 2008
	(Amounts in thousands)
Loss from continuing operations before income taxes:
United States	$(54,310)	$(25,096)
Foreign	9,550	(5,230)

	$(44,760)	$(30,326)

     The provision for (benefit from) income taxes applicable to continuing operations for fiscal years 2009 and 2008 consists of the following:

	Fiscal Years Ended
	June 28, 2009	June 29, 2008
	(Amounts in thousands)
Current:
Federal	$—	$(5)
State	—	(45)
Foreign	3,927	5,296

	3,927	5,246

Deferred:
Federal	—	(14,504)
Repatriation of foreign earnings	—	1,866
State	—	(1,635)
Foreign	374	(1,922)

	374	(16,195)

Income tax provision (benefit)	$4,301	$(10,949)

     The Company recognized income tax expense (benefit) at an effective tax rate of 9.6% and (36.1)% for fiscal years 2009 and 2008 respectively. A reconciliation of the provision for (benefit from) income taxes with the amounts obtained by applying the federal statutory tax rate is as follows:

	Fiscal Years Ended
	June 28, 2009	June 29, 2008
Federal statutory tax rate	(35.0)%	(35.0)%
State income taxes, net of federal tax benefit	(3.9)	(3.1)
Foreign income taxed at lower rates	2.1	17.2
Repatriation of foreign earnings	(3.9)	6.2
North Carolina investment tax credits expiration	2.2	8.0
Change in valuation allowance	45.2	(26.0)
Nondeductible expenses and other	2.9	(3.4)

Effective tax rate	9.6%	(36.1)%

     In fiscal year 2008, the Company accrued federal income tax on approximately $5 million of dividends expected to be distributed from a foreign subsidiary in future periods and approximately $0.3 million of dividends distributed from a foreign subsidiary in fiscal year 2008. During the third quarter of fiscal year 2009, management revised its assertion with respect to the repatriation of $5 million of dividends and now intends to permanently reinvest this amount outside of the U.S.
     As of June 28, 2009, the Company had $46.7 million in federal net operating loss carryforwards and $41.3 million in state net operating loss carryforwards that may be used to offset future taxable income. The Company also has $5.2 million in North Carolina investment tax credits and $0.6 million of charitable contribution carryforwards, the deferred income tax effects of which are fully offset by valuation allowances. The Company accounts for investment credits using the flow-through method.

     These carryforwards, if unused, will expire as follows:

Federal net operating loss carryforwards	2024 through 2029
State net operating loss carryforwards	2011 through 2030
North Carolina investment tax credit carryforwards	2010 through 2015
Charitable contribution carryforwards	2010 through 2014
     The Company had a valuation allowance of $40.1 million and $19.8 million for fiscal years 2009 and 2008 respectively. The $20.3 net increase in fiscal year 2009 resulted primarily from an increase in federal net operating loss carryforwards and the impairment of goodwill. For the year ended June 29, 2008, the valuation allowance decreased approximately $12 million primarily as a result of the reduction in federal net operating loss carryforwards and the expiration of state income tax credit carryforwards.
     Significant judgment is required in estimating valuation allowances for deferred tax assets. A valuation allowance is established against a deferred tax asset if, based on the available evidence, it is more likely than not that such asset will not be realized. The realization of a deferred tax asset ultimately depends on the existence of sufficient taxable income in either the carryback or carryforward periods under tax law. The Company periodically assesses the need for valuation allowances for deferred tax assets. In its assessment, appropriate consideration is given to all positive and negative evidence related to the realization of the deferred tax assets. This assessment considers, among other matters, the nature, frequency and magnitude of current and cumulative income and losses, forecasts of future profitability, the duration of statutory carryback or carryforward periods, the Company’s experience with operating loss and tax credit carryforwards being used before expiration, and tax planning alternatives.
     The Company’s assessment of the need for a valuation allowance on its deferred tax assets includes assessing the likely future tax consequences of events that have been recognized in the Company’s consolidated financial statements or tax returns. The Company bases its estimate of deferred tax assets and liabilities on current tax laws and rates and, in certain cases, on business plans and other expectations about future outcomes. Changes in existing tax laws or rates could affect actual tax results and future business results may affect the amount of deferred tax liabilities or the valuation of deferred tax assets over time. Accounting for deferred tax assets represents the Company’s best estimate of future events.
     Significant components of the Company’s deferred tax assets and liabilities as of June 28, 2009 and June 29, 2008 were as follows:

	June 28, 2009	June 29, 2008
	(Amounts in thousands)
Deferred tax assets:
Investments in unconsolidated affiliates	$18,882	$20,267
State tax credits	2,347	3,310
Accrued liabilities and valuation reserves	11,080	12,767
Net operating loss carryforwards	17,663	5,869
Intangible assets	8,809	2,133
Charitable contributions	253	643
Other items	2,392	2,426

Total gross deferred tax assets	61,426	47,415
Valuation allowance	(40,118)	(19,825)

Net deferred tax assets	21,308	27,590

Deferred tax liabilities:
PP&E	20,114	24,296
Unremitted foreign earnings	—	1,750
Other	387	113

Total deferred tax liabilities	20,501	26,159

Net deferred tax asset	$807	$1,431

Polyester Operations
     The following table sets forth the segment operating loss components for the polyester segment for fiscal year 2009 and fiscal year 2008. The table also sets forth the percent to net sales and the percentage increase or decrease over the prior year:

	Fiscal Year 2009		Fiscal Year 2008
		% to		% to	%
		Net Sales		Net Sales	Inc. (Dec.)
	(Amounts in thousands, except percentages)
Net sales	$403,124	100.0	$530,567	100.0	(24.0)
Cost of sales	386,201	95.8	494,209	93.1	(21.9)
Restructuring charges	199	0.0	3,818	0.7	(94.8)
Write down of long-lived assets	350	0.1	2,780	0.5	(87.4)
Goodwill impairment	18,580	4.6	—	—	—
Selling, general and administrative expenses	30,972	7.7	40,606	7.7	(23.7)

Segment operating loss	$(33,178)	(8.2)	$(10,846)	(2.0)	205.9

     In fiscal year 2009, consolidated polyester net sales decreased $127 million, or 24.0% compared to fiscal year 2008. The Company’s polyester segment sales volumes decreased approximately 23.9% and the weighted-average selling price decreased approximately 0.2%.
     Domestically, polyester net sales decreased $115 million, or 28.7% as compared to fiscal year 2008. Domestic sales volumes decreased 32.1% while average unit prices increased approximately 3.4%. The decline in domestic polyester sales volume related to difficult market conditions in fiscal year 2009 and management’s decision to exit unprofitable commodity POY business in Kinston, North Carolina. The increase in domestic weighted-average selling price reflects a shift of the Company’s product offerings to PVA products and an incremental sales price increase driven by higher material costs.
     Gross profit for the consolidated polyester segment decreased $19.4 million, or 53.4% over fiscal year 2008. On a per unit basis gross profit decreased 40.0%. The impact of the surge in crude oil since the beginning of fiscal year 2008 created a spike in polyester raw material prices. As raw material prices peaked in the first quarter of fiscal year 2009, the Company was initially only able to pass along a portion of these raw material increases to its customers which resulted in lower conversion margins on a per unit basis of 12%. The decline in conversion margin was partially offset by decreases in per unit manufacturing costs of 2% which consisted of decreased per unit variable manufacturing costs of 10% and increased per unit fixed manufacturing costs of 8% caused by lower sales volumes.
     Domestic gross profit decreased $21 million, or 91.5% over fiscal year 2008 as a result of lower sales volumes and increased raw material costs. The Company experienced a decline in its domestic polyester conversion margin of $47.2 million, a per unit decrease of 2% over the prior fiscal year. Variable manufacturing costs decreased $22.2 million primarily as a result of lower volumes, utility costs, wage expenses, and other miscellaneous manufacturing costs; however, on a per unit basis variable manufacturing costs increased 12% due to the lower sales volumes. Fixed manufacturing costs also declined $3.9 million as compared to fiscal year 2008 primarily as a result of lower depreciation expense and reduced costs related to asset consolidations while increasing 20% on a per unit basis also due to lower sales volumes.
     On a local currency basis, per unit net sales from the Company’s Brazilian texturing operation remained flat while raw material costs increased 11%, variable manufacturing costs decreased by 63% and fixed manufacturing costs increased 5%. The increase in raw material prices was the result of the global effect of rising crude oil prices on raw material costs discussed above and fluctuations in foreign currency exchange rates as the Company’s Brazilian operation predominately purchases its raw material in U.S. dollars whereas the functional currency is the Brazilian Real. Variable manufacturing costs decreased primarily due to lower volumes, an increase in certain tax incentives, reduced wages and fringe benefits and reduced packaging costs. Fixed manufacturing costs increased on a per unit basis due to lower manufactured sales pounds. Net sales, conversion, and gross profit were further reduced on a U.S. dollar basis due to unfavorable changes in the currency exchange rate. On a per unit basis, net sales, conversion margin and gross profit decreased an additional 12%, 9% and 10%, respectively related to the unfavorable change in the currency exchange rate. The effect of the change in currency on net sales, conversion margin and gross profit on a U.S. dollar basis was $17.5 million, $6 million and $2 million, respectively.
     SG&A expenses for the polyester segment decreased $9.6 million for fiscal year 2009 compared to fiscal year 2008. The polyester segment’s SG&A expenses consist of polyester foreign subsidiaries costs and allocated domestic costs. The percentage of domestic SG&A costs allocated to each segment is determined at the beginning of every year based on specific budgeted cost drivers which resulted in a lower allocation percentage in fiscal year 2009 as compared to the prior year.

     The polyester segment net sales, gross profit and SG&A expenses as a percentage of total consolidated amounts were 72.8%, 59.4% and 79.2% for fiscal year 2009 compared to 74.4%, 71.9% and 85.4% for fiscal year 2008, respectively.
Nylon Operations
     The following table sets forth the segment operating profit components for the nylon segment for fiscal year 2009 and fiscal year 2008. The table also sets forth the percent to net sales and the percentage increase or decrease over the prior year:

	Fiscal Year 2009		Fiscal Year 2008
		% to		% to	%
		Net Sales		Net Sales	Inc. (Dec.)
	(Amounts in thousands, except percentages)
Net sales	$150,539	100.0	$182,779	100.0	(17.6)
Cost of sales	138,956	92.3	168,555	92.2	(17.6)
Restructuring charges	73	—	209	0.1	(65.1)
Selling, general and administrative expenses	8,150	5.4	6,966	3.8	17.0

Segment operating profit	$3,360	2.3	$7,049	3.9	(52.3)

     Fiscal year 2009 nylon net sales decreased $32.2 million, or 17.6% compared to fiscal year 2008. The Company’s nylon segment sales volumes decreased approximately 15.8% while the weighted-average selling price decreased approximately 1.9%. The decline in nylon sales volume was primarily due to the market decline, and the reduction in sales price was due to shift in product mix.
     Gross profit for the nylon segment decreased $2.6 million, or 18.6% in fiscal year 2009. The nylon segment experienced a decrease in conversion margins of $12.3 million, or 3% on a per unit basis, offset by a decrease in manufacturing costs of $9.7 million or 3% on a per unit basis, primarily as a result of lower wage and fringe expenses and lower depreciation expense. Variable manufacturing costs increased $4.1 million, or 10.8%, however, on a per unit basis increased 6% due to reduced sales volumes. Fixed manufacturing costs decreased $5.5 million, or 34.5%, and on a per unit basis decreased 23.0% due to lower depreciation expense.
     SG&A expenses for the nylon segment increased $1.2 million in fiscal year 2009. The nylon’s segment’s SG&A expenses consist of nylon foreign subsidiary costs and allocated domestic costs. The percentage of domestic SG&A costs allocated to each segment is determined at the beginning of every year based on specific budgeted cost drivers which resulted in a higher allocation percentage in fiscal year 2009 as compared to fiscal year 2008.
     The nylon segment net sales, gross profit and SG&A expenses as a percentage of total consolidated amounts were 27.2%, 40.6% and 20.8% for fiscal year 2009 compared to 25.6%, 28.1% and 14.6% for fiscal year 2008, respectively.

Liquidity and Capital Resources
Liquidity Assessment
     The Company’s primary capital requirements are for working capital, capital expenditures, debt repayment and service of indebtedness. Historically the Company has met its working capital and capital maintenance requirements from its operations. Asset acquisitions and joint venture investments have been financed by asset sales proceeds, cash reserves and borrowing under its financing agreements discussed below.
     In addition to its normal operating cash and working capital requirements and service of its indebtedness, the Company will also require cash to fund capital expenditures and enable cost reductions through restructuring projects as follows:
•	Capital Expenditures. During fiscal year 2010, the Company spent $13.1 million on capital expenditures compared to $15.3 million in the prior year. The Company estimates its fiscal year 2011 capital expenditures will be approximately $22 million which includes $6 to $8 million of capital expenditures focused on sustaining the current productivity levels of its plants and equipment at world class operating levels out into the future. Additionally, in certain years, the Company strategically invests in capital projects in order to increase asset flexibility and product capabilities. As part of the projected capital expenditures, the Company has started investing in capital projects related to the backward supply chain integration for its 100% recycled Repreve® product. The Company expects these projects to be completed by the third quarter of fiscal year 2011. The total investment in these capital projects is expected to be approximately $8 million of which the Company has incurred $1.2 million as of June 27, 2010. This recycling capital project is part of the Company’s overall strategy designed to further develop its PVA product flexibility and capabilities to compete in this growing segment. From time to time, the Company may have restricted cash from the sale of certain nonproductive assets reserved for domestic capital expenditures in accordance with its long-term borrowing agreements. As of June 27, 2010, the Company had no restricted cash funds that are required to be used for domestic capital expenditures. The Company may incur additional capital expenditures as it pursues new opportunities to expand its production capabilities or to further streamline its manufacturing processes.

•	Joint Venture Investments. On April 26, 2010, the Company entered into an agreement to form a new joint venture, Repreve Renewables. This joint venture was established for the purpose of acquiring the assets and the expertise related to the business of cultivating, growing, and selling biomass crops, including feedstock for establishing biomass crops that are intended to be used as a fuel or in the production of fuels or energy in the U.S. and the European Union. The Company received a 40% ownership interest in the joint venture for its contribution of $4 million. In addition, the Company contributed $0.3 million for its share of initial working capital.

During fiscal year 2010, the Company received $3.3 million in dividend distributions from its joint ventures. Historically the Company has received distributions from certain of its joint ventures every year. Although the operating results of such joint ventures have improved substantially during the 2010 fiscal year, there is no guarantee that it will continue to receive distributions in the future.

The Company may from time to time increase its interest in its joint ventures, sell its interest in its joint ventures, invest in new joint ventures or transfer idle equipment to its joint ventures.

•	Investment. In the third quarter of fiscal year 2010, the Company established a wholly-owned subsidiary to provide a base of operations in El Salvador. The total investment in UCA is expected to be approximately $16 million of which $10 million is projected to be intercompany funded working capital and $3.2 million is projected to fund intercompany sales of PP&E. UCA began selling U.S. manufactured products during the third quarter of fiscal year 2010 and expects to be manufacturing to its capacity by the end of December 2010.
     As discussed below in “Long-Term Debt”, the Company’s Amended Credit Agreement contains customary covenants for asset based loans which restrict future borrowings and capital spending. It includes a trailing twelve month fixed charge coverage ratio that restricts the guarantor’s ability to use domestic cash to invest in certain assets if the ratio becomes less than 1.0 to 1.0, after giving effect to such investment on a pro forma basis. As of June 27, 2010 the Company had a fixed charge coverage ratio of less than 1.0 to 1.0 and was therefore not permitted to use domestic cash to invest in joint ventures or to acquire the assets or capital stock of another entity.

Cash Provided by Continuing Operations
     The following table summarizes the net cash provided by continuing operations for the fiscal years ended June 27, 2010, June 28, 2009, and June 29, 2008.

	Fiscal Years Ended
	June 27, 2010	June 28, 2009	June 29, 2008
	(Amounts in millions)
Cash provided by continuing operations
Cash Receipts:
Receipts from customers	$605.1	$572.6	$708.7
Dividends from unconsolidated affiliates	3.3	3.7	4.5
Other receipts	4.2	2.7	6.5
Cash Payments:
Payments to suppliers and other operating cost	460.2	432.3	549.4
Payments for salaries, wages, and benefits	99.8	99.9	117.2
Payments for restructuring and severance	2.5	4.0	11.2
Payments for interest	21.0	22.6	25.3
Payments for taxes	8.5	3.2	2.9

Cash provided by continuing operations	$20.6	$17.0	$13.7

     Cash received from customers increased from $573 million in fiscal year 2009 to $605 million in fiscal year 2010 primarily due to higher net sales volumes. Payments to suppliers and for other operating costs increased from $432 million in fiscal year 2009 to $460 million in fiscal year 2010 primarily as a result of higher volumes partially offset by lower raw material costs. Salary, wage and benefit payments remained flat from $99.9 million in fiscal year 2009 to $99.8 million in fiscal year 2010 as a result of decreased salaries and wages offset by increased fringe benefits. Interest payments decreased from $22.6 million in fiscal year 2009 to $21 million in fiscal year 2010 primarily due to the reduction of outstanding 2014 bonds and lower revolver fees. Restructuring and severance payments were $2.5 million for fiscal year 2010 compared to $4 million for fiscal year 2009. Taxes paid by the Company increased from $3.2 million to $8.5 million as a result of an increase in tax liabilities related to the Company’s Brazilian subsidiary. The Company received cash dividends of $3.3 million and $3.7 million from PAL in fiscal years 2010 and 2009, respectively. Other receipts increased from $2.7 million in fiscal year 2009 to $4.2 million in fiscal year 2010 due to the sale of $1.4 million of nitrogen credits during fiscal year 2010. Other receipts include miscellaneous income items and interest income.
     Cash received from customers decreased from $709 million in fiscal year 2008 to $573 million in fiscal year 2009 due to lower net sales related to the economic downturn which began in the second quarter of fiscal year 2009. Payments to suppliers and for other operating costs decreased from $549 million in 2008 to $432 million in fiscal year 2009 primarily as a result of the reduction in production as the Company focused on reducing its inventories to conform to lower consumer demand. Salary, wage and benefit payments decreased from $117 million to $99.9 million, also as a result of reduced production and asset consolidation efficiencies. Interest payments decreased from $25.3 million in fiscal year 2008 to $22.6 million in fiscal year 2009 primarily due to the reduction of outstanding 2014 bonds discussed below. Restructuring and severance payments were $4 million for fiscal 2009 compared to $11.2 million for fiscal year 2008 as a result of the completion of many of the Company’s reorganization strategies. Taxes paid by the Company increased from $2.9 million to $3.2 million as a result of an increase in tax liabilities related to the Company’s Brazilian subsidiary. The Company received cash dividends of $3.7 million and $4.5 million from PAL in fiscal years 2009 and 2008, respectively. Other receipts declined from $6.5 million in fiscal year 2008 to $2.7 million in fiscal year 2009 due to the sale of nitrogen credits in fiscal year 2008. Other receipts include miscellaneous income items and interest income.
     Working capital decreased from $176 million at June 28, 2009 to $175 million at June 27, 2010 due to increases in accounts payable of $14.6 million, increases in current maturities of notes payable, long-term debt and other liabilities of $8.5 million, increases in accrued expenses of $6.4 million, decreases in restricted cash of $6.5 million, and decreases in assets held for sale of $1.3 million, offset by increases in inventories of $21.3 million, increases in accounts receivables of $13.4 million, increases in other current assets of $0.7 million, increases in deferred income tax of $0.4 million, and decreases in income tax payable of $0.2 million.
Cash Used in (Provided by) Investing Activities and Financing Activities
     The Company utilized $8.9 million for net investing activities and utilized $13.3 million in net financing activities during fiscal year 2010. The primary cash expenditures during fiscal year 2010 included $13.1 million for capital expenditures, $7.9 million net for payments of debt, $4.8 million of investments in unconsolidated affiliates, $5 million for the purchase and retirement of Company stock, $0.4 million for other financing activities, and $0.2 million of other investing activities, offset by transfers of $7.5 million in restricted cash and $1.7 million of proceeds from the sale of capital assets.
     The Company generated cash flows of $25.3 million from net investing activities and utilized $16.8 million in net financing activities during fiscal year 2009. The primary cash expenditures during fiscal year 2009 included $20.3 million net for payments of debt, $15.3 million for capital expenditures, $0.5 million of acquisitions, $0.3 million for other financing activities, and $0.2 million of split dollar life insurance premiums, offset by transfers of $25.3 million in restricted cash, $9 million from proceeds from the sale of equity affiliate, $7 million from the proceeds from the sale of capital assets, and $3.8 million from exercise of stock options. Related to the sales of capital assets, the Company sold one property totaling 380,000 square feet at an average selling price of $18.45 per square foot.
     The Company utilized $1.6 million for net investing activities and utilized $35 million in net financing activities during fiscal year 2008. The primary cash expenditures during fiscal year 2008 included $34.3 million net for payments of the credit line revolver, $14.2 million for restricted cash, $12.8 million for capital expenditures, $1.1 million of acquisitions, $1.1 million for other financing activities, $0.2 million of split dollar life insurance premiums and $0.1 million of other investing activities offset by $17.8 million from the proceeds from the sale of capital assets, $8.7 million from proceeds from the sale of equity affiliate, $0.4 million from exercise of stock options, and $0.3 million from collection of notes receivable. Related to the sales of capital assets, the Company sold several properties totaling 2.7 million square feet with an average selling price of $9.81 per square foot adjusted down for partial sales and nonproductive assets.
     The Company’s ability to meet its debt service obligations and reduce its total debt will depend upon its ability to generate cash in the future which, in turn, will be subject to general economic, financial, business, competitive, legislative, regulatory and other conditions, many of which are beyond its control. The Company may not be able to generate sufficient cash flow from operations and future borrowings may not be available to the Company under its Amended Credit Agreement in an amount sufficient to enable it to repay its debt or to fund its other liquidity needs. If its future cash flow from operations and other capital resources are insufficient to pay its obligations as they mature or to fund its liquidity needs, the Company may be forced to reduce or delay its business activities and capital expenditures, sell assets, obtain additional debt or equity capital or restructure or refinance all or a portion of its debt on or before maturity. The Company may not be able to accomplish any of these alternatives on a timely basis or on satisfactory terms, if at all. In addition, the terms of its existing and future indebtedness, including the 2014 notes and its Amended Credit Agreement, may limit its ability to pursue any of these alternatives. See “Item 1A—Risk Factors—The Company will require a significant amount of cash to service its indebtedness, and its ability to generate cash depends on many factors beyond its control.” Some risks that could adversely affect its ability to meet its debt service obligations include, but are not limited to, intense domestic and foreign competition in its industry, general domestic and international economic conditions, changes in currency exchange rates, interest and inflation rates, the financial condition of its customers and the operating performance of joint ventures, alliances and other equity investments.
     Note Repurchases. The Company may, from time to time, seek to retire or purchase its outstanding, debt in open market purchases, in privately negotiated transactions or by calling a portion of the notes under the terms of the Indenture. Such retirement or purchase of debt may come from the operating cash flows of the business or other sources and will depend upon prevailing market conditions, liquidity requirements, contractual restrictions and other factors, and the amounts involved may be material.
Contingencies
     Environmental Liabilities. The land for the Kinston site was leased pursuant to a 99 year Ground Lease with DuPont. Since 1993, DuPont has been investigating and cleaning up the Kinston site under the supervision of the EPA and DENR pursuant to the Resource Conservation and Recovery Act Corrective Action program. The Corrective Action program requires DuPont to identify all potential AOCs, assess the extent of contamination at the identified AOCs and clean them up to comply with applicable regulatory standards. Effective March 20, 2008, the Company entered into a Lease Termination Agreement associated with conveyance of certain of the assets at Kinston to DuPont. This agreement terminated the Ground Lease and relieved the Company of any future responsibility for environmental remediation, other than participation with DuPont, if so called upon, with regard to the Company’s period of operation of the Kinston site. However, the Company continues to own a satellite service facility acquired in the INVISTA transaction that has contamination from DuPont’s operations and is monitored by DENR. This site has been remediated by DuPont and DuPont has received authority from DENR to discontinue remediation, other than natural attenuation. DuPont’s duty to monitor and report to DENR with respect to this site will be transferred to the Company in the future, at which time DuPont must pay the Company seven years of monitoring and reporting costs and the Company will assume responsibility for any future remediation and monitoring of this site. At this time, the

Company has no basis to determine if and when it will have any responsibility or obligation with respect to the AOCs or the extent of any potential liability for the same.
     Berry Amendment Contingencies. The Company is aware of certain claims and potential claims against it for the alleged use of non-compliant “Berry Amendment” nylon POY in yarns that the Company sold which may have ultimately been used to manufacture certain U.S. military garments (the “Military Claims”). As of June 27, 2010 the Company recorded an accrual for the Military Claims of which one was settled on or about July 19, 2010 in the amount of $0.2 million.
Long-Term Debt
     On May 26, 2006, the Company issued $190 million of 11.5% 2014 notes due May 15, 2014. In connection with the issuance, the Company incurred $7.3 million in professional fees and other expenses which are being amortized to expense over the life of the 2014 notes. Interest is payable on the 2014 notes on May 15 and November 15 of each year. The 2014 notes are unconditionally guaranteed on a senior, secured basis by each of the Company’s existing and future restricted domestic subsidiaries. The 2014 notes and guarantees are secured by first-priority liens, subject to permitted liens, on substantially all of the Company’s and the Company’s subsidiary guarantors’ assets other than the assets securing the Company’s obligations under its Amended Credit Agreement as discussed below. The assets include but are not limited to, property, plant and equipment, domestic capital stock and some foreign capital stock. Domestic capital stock includes the capital stock of the Company’s domestic subsidiaries and certain of its joint ventures. Foreign capital stock includes up to 65% of the voting stock of the Company’s first-tier foreign subsidiaries, whether now owned or hereafter acquired, except for certain excluded assets. The 2014 notes and guarantees are secured by second-priority liens, subject to permitted liens, on the Company and its subsidiary guarantors’ assets that will secure the 2014 notes and guarantees on a first-priority basis. The estimated fair value of the 2014 notes, based on quoted market prices, at June 27, 2010 was approximately $184 million.
     In accordance with the 2014 notes collateral documents and the indenture, the proceeds from the sale of PP&E (First Priority Collateral) will be deposited into the First Priority Collateral Account whereby the Company may use the restricted funds to purchase additional qualifying assets. From May 26, 2006 through June 27, 2010, the Company sold PP&E secured by first-priority liens in an aggregate amount of $26.1 million and purchased qualifying assets in the same amount, leaving no funds remaining in the First Priority Collateral Account.
     After May 15, 2010, the Company can elect to redeem some or all of the 2014 notes at redemption prices equal to or in excess of par depending on the year the optional redemption occurs. As of June 27, 2010, no such optional redemptions had occurred. However, on May 25, 2010, the Company announced that it was calling for the redemption of $15 million of the 2014 notes at a redemption price of 105.75% of the principal amount of the redeemed notes. This redemption was subsequently completed on June 30, 2010 and was financed through a combination of internally generated cash and borrowings under the Company’s senior secured asset-based revolving credit facility discussed below. As a result, the Company will record a $1.1 million charge for the early extinguishment of debt in the September 2010 quarter.
     The Company may also purchase its 2014 notes in open market purchases or in privately negotiated transactions and then retire them. Such purchases of the 2014 notes will depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factors. On September 15, 2009, the Company repurchased and retired notes having a face value of $0.5 million in open market purchases. The gain on this repurchase offset by the write-off of the respective unamortized issuance cost of the 2014 notes resulted in a net gain of $54 thousand.
     On September 9, 2010, the Company and the Subsidiary Guarantors (as co-borrowers) entered into the First Amended Credit Agreement with Bank of America, N.A. (as both Administrative Agent and Lender thereunder). The First Amended Credit Agreement provides for a revolving credit facility in an amount of $100 million (with the ability of the Company to request that the borrowing capacity be increased up to $150 million) and matures on September 9, 2015, provided that unless the 2014 notes have been prepaid, redeemed, defeased or otherwise repaid in full on or before February 15, 2014, the maturity date will be adjusted to February 15, 2014. The First Amended Credit Agreement amends the Amended Credit Agreement which had a stated maturity date of May 15, 2011. See Footnote 3. Long-term Debt and Other Liabilities included in the Company’s Annual Report on Form 10-K for fiscal year ended June 27, 2010 for a discussion of terms and covenants of the Amended Credit Agreement. As of June 27, 2010, under the terms of the Amended Credit Agreement, the Company had no outstanding borrowings and borrowing availability of $73.9 million.
     The First Amended Credit Agreement is secured by first-priority liens on the Company’s and its subsidiary guarantors’ inventory, accounts receivable, general intangibles (other than uncertificated capital stock of subsidiaries and other persons), investment property (other than capital stock of subsidiaries and other persons), chattel paper, documents, instruments, supporting obligations, letter of credit rights, deposit accounts and other related personal property and all proceeds relating to any of the above, and by second-priority liens, subject to permitted liens, on the Company’s and its subsidiary guarantors’ assets securing the 2014 notes and guarantees on a first-priority basis, in each case other than certain excluded assets. The Company’s ability to borrow under the First Amended Credit Agreement is limited to a borrowing base equal to specified percentages of eligible accounts receivable and inventory and is subject to other conditions and limitations.
     Borrowings under the First Amended Credit Agreement bear interest at rates of LIBOR plus 2.00% to 2.75% and/or prime plus 0.75% to 1.50%. The interest rate matrix is based on the Company’s excess availability under the First Amended Credit Agreement. The unused line fee under the First Amended Credit Agreement is 0.375% to 0.50% of the unused line amount. In connection with the First Amended Credit Agreement, the Company estimates that there will be fees and expenses totaling approximately $0.8 million, which will be added to the $0.2 million of remaining debt origination costs from the Amended Credit Agreement and amortized over the term of the facility.
     The First Amended Credit Agreement contains customary affirmative and negative covenants for asset-based loans that restrict future borrowings and certain transactions. Such covenants include restrictions and limitations on (i) sales of assets, consolidation, merger, dissolution and the issuance of the Company’s capital stock, any subsidiary guarantor and any domestic subsidiary thereof, (ii) permitted encumbrances on the Company’s property, any subsidiary guarantor and any domestic subsidiary thereof, (iii) the incurrence of indebtedness by the Company, any subsidiary guarantor or any domestic subsidiary thereof, (iv) the making of loans or investments by the Company, any subsidiary guarantor or any domestic subsidiary thereof, (v) the declaration of dividends and redemptions by the Company or any subsidiary guarantor and (vi) transactions with affiliates by the Company or any subsidiary guarantor. The covenants under the First Amended Credit Agreement are, however, generally less restrictive than the Amended and Restated Credit Agreement as the Company is no longer required to maintain a fixed charge coverage ratio of at least 1.0 to 1.0 to make certain distributions and investments so long as pro forma excess availability is at least 27.5% of the total credit facility. These distributions and investments include (i) the payment or making of any dividend, (ii) the redemption or other acquisition of any of the Company’s capital stock, (iii) cash investments in joint ventures, (iv) acquisition of the property and assets or capital stock or a business unit of another entity and (v) loans or other investments to a non-borrower subsidiary. The First Amended Credit Agreement does require the Company to maintain a trailing twelve month fixed charge coverage ratio of at least 1.0 to 1.0 should borrowing availability decrease below 15% of the total credit facility. There are no capital expenditure limitations under the First Amended Credit Agreement.
     On May 20, 1997, the Company entered into a sale leaseback agreement with a financial institution whereby land, buildings and associated real and personal property improvements of certain manufacturing facilities were sold to the financial institution and will be leased by the Company over a sixteen-year period. This transaction has been recorded as a direct financing arrangement. During fiscal year 2008, management determined that it was not likely that the Company would purchase back the property at the end of the lease term even though the Company retains the right to purchase the property under the agreement on any semi-annual payment date in the amount pursuant to a prescribed formula as defined in the agreement. As of June 27, 2010 and June 28, 2009, the balance of the capital lease obligation was $0.7 million and $1 million and the net book value of the related assets was $1.6 million and $2.2 million, respectively. Payments for the remaining balance of the sale leaseback agreement are due annually and are in varying amounts, in accordance with the agreement. Average annual principal payments over the next two years are $0.3 million. The interest rate implicit in the agreement is 7.84%.
     Unifi do Brazil, received loans from the government of the State of Minas Gerais to finance 70% of the value added taxes due by Unifi do Brazil to the State of Minas Gerais. These twenty-four month loans were granted as part of a tax incentive program for producers in the State of Minas Gerais. The loans had a 2.5% origination fee and an effective interest rate equal to 50% of the Brazilian inflation rate. The loans were collateralized by a performance bond letter issued by a Brazilian bank, which secured the performance by Unifi do Brazil of its obligations under the loans. In return for this performance bond letter, Unifi do Brazil made certain restricted cash deposits with the Brazilian bank in amounts equal to 100% of the loan amounts. The deposits made by Unifi do Brazil earned interest at a rate equal to approximately 100% of the Brazilian prime interest rate. The ability to make new borrowings under the tax incentive program ended in May 2008.

     The following table summarizes the maturities of the Company’s long-term debt and other noncurrent liabilities on a fiscal year basis:

Aggregate Maturities
(Amounts in thousands)
Balance at
June 27, 2010	2011	2012	2013	2014	2015	Thereafter
$181,580	$15,327	$487	$125	$163,815	$60	$1,766
     The Company believes that, based on current levels of operations and anticipated growth, cash flow from operations, together with other available sources of funds, including borrowings under its revolving credit facility, will be adequate to fund anticipated capital and other expenditures and to satisfy its working capital requirements for at least the next twelve months.
Contractual Obligations
     The Company’s significant long-term obligations as of June 27, 2010 are as follows:

	Cash Payments Due by Period
	(Amounts in thousands)
		Less Than			More than
Description of Commitment	Total	1 year	1-3 years	3-5 years	5 years
2014 notes	$178,722	$15,000	$—	$163,722	$—
Capital lease obligation	669	327	342	—	—
Other long-term obligations (1)	2,189	—	270	153	1,766

Subtotal	181,580	15,327	612	163,875	1,766
Letters of credit	4,885	4,885	—	—	—
Interest on long-term debt and other obligations	73,352	19,206	37,671	16,475	—
Operating leases	8,822	1,817	2,821	2,363	1,821
Purchase obligations (2)	3,842	3,126	633	83	—

	$272,481	$44,361	$41,737	$182,796	$3,587

(1)	Other long-term obligations include other noncurrent liabilities.

(2)	Purchase obligations consist of a Dillon acquisition related sales and service agreement and utility agreements.
Recent Accounting Pronouncements
     In June 2009, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 168 “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles”, a replacement of SFAS 162, “The Hierarchy of Generally Accepted Accounting Principles”. The statement was effective for all financial statements issued for interim and annual periods ending after September 15, 2009. On June 30, 2009, the FASB issued its first Accounting Standard Update (“ASU”) No. 2009-01 “Topic 105 — Generally Accepted Accounting Principles amendments based on No. 168 the FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles”. Accounting Standards Codification (“ASC”) 105-10 establishes a single source of GAAP which is to be applied by nongovernmental entities. All guidance contained in the ASC carries an equal level of authority; however there are standards that will remain authoritative until such time that each is integrated into the ASC. The Securities and Exchange Commission (“SEC”) also issues rules and interpretive releases that are also sources of authoritative GAAP for publicly traded registrants. The ASC superseded all existing non-SEC accounting and reporting standards.
     Effective June 29, 2009, the Company adopted ASC 805-20, “Business Combinations — Identifiable Assets, Liabilities and Any Non-Controlling Interest” (“ASC 805-20”). ASC 805-20 amends and clarifies ASC 805 which requires that the acquisition method of accounting, instead of the purchase method, be applied to all business combinations and that an “acquirer” is identified in the process. The guidance requires that fair market value be used to recognize assets and assumed liabilities instead of the cost allocation method where the costs of an acquisition are allocated to individual assets based on their estimated fair values. Goodwill would be calculated as the excess purchase price over the fair value of the assets acquired; however, negative goodwill will be recognized immediately as a gain instead of being allocated to individual assets acquired.

Costs of the acquisition will be recognized separately from the business combination. The end result is that the statement improves the comparability, relevance and completeness of assets acquired and liabilities assumed in a business combination. The adoption of this guidance had no effect on the Company’s consolidated financial statements.
     In October 2009, the FASB issued ASU No. 2009-13, “Multiple-Deliverable Revenue Arrangements”, (“ASU 2009-13”) and ASU No. 2009-14, “Certain Arrangements That Include Software Elements”, (“ASU 2009-14”). ASU 2009-13 requires entities to allocate revenues in the absence of vendor-specific objective evidence or third party evidence of selling price for deliverables using a selling price hierarchy associated with the relative selling price method. ASU 2009-14 removes tangible products from the scope of software revenue guidance and provides guidance on determining whether software deliverables in an arrangement that includes a tangible product are covered by the scope of the software revenue guidance. ASU 2009-13 and ASU 2009-14 should be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with early adoption permitted. The Company does not expect that the adoption of ASU 2009-13 or ASU 2009-14 will have a material impact on the Company’s consolidated results of operations or financial condition.
     In December 2009, the FASB issued ASU No. 2009-17, “Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities” which amends the ASC to include SFAS No. 167 “Amendments to FASB Interpretation No. 46(R)”. This amendment requires that an analysis be performed to determine whether a company has a controlling financial interest in a variable interest entity. This analysis identifies the primary beneficiary of a variable interest entity as the enterprise that has the power to direct the activities of a variable interest entity. The statement requires an ongoing assessment of whether a company is the primary beneficiary of a variable interest entity when the holders of the entity, as a group, lose power, through voting or similar rights, to direct the actions that most significantly affect the entity’s economic performance. This statement also enhances disclosures about a company’s involvement in variable interest entities. ASU No. 2009-17 is effective as of the beginning of the first annual reporting period that begins after November 15, 2009. The Company does not expect that the adoption of this guidance will have a material impact on its financial position or results of operations.
     In January 2010, the FASB issued ASU No. 2010-01, “Equity (Topic 505) Accounting for Distributions to Shareholders with Components of Stock and Cash” which clarifies that the stock portion of a distribution to shareholders that allow them to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in earnings per share prospectively and is not a stock dividend. This update was effective for the Company’s interim period ended December 27, 2009. The adoption of ASU No. 2010-01 did not have a material impact on the Company’s consolidated financial position or results of operations.
     In January 2010, the FASB issued ASU No. 2010-02, “Consolidation (Topic 810) Accounting and Reporting for Decreases in Ownership of a Subsidiary — a Scope Clarification”. ASU 2010-02 clarifies Topic 810 implementation issues relating to a decrease in ownership of a subsidiary that is a business or non-profit activity. This amendment affects entities that have previously adopted Topic 810-10 (formally SFAS 160). This update was effective for the Company’s interim period ended December 27, 2009. The adoption of ASU No. 2010-02 did not have a material impact on the Company’s consolidated financial position or results of operations.
     In January 2010, the FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements”. This ASU provides amendments to Topic 820 which requires new disclosures related to assets measured at fair value. In addition, this ASU includes amendments to the guidance on employers’ disclosures related to the classification of postretirement benefit plan assets and the related fair value measurement of those classifications. This update was effective December 15, 2009. The adoption of ASU No. 2010-06 did not have an impact on the Company’s consolidated financial position or results of operations.
     In February 2010, the FASB issued ASU No. 2010-09, “Subsequent Events (Topic 855): Amendments to certain Recognition and Disclosure Requirements”. An entity that is an SEC filer is not required to disclose the date through which subsequent events have been evaluated. This change alleviates potential conflicts between the ASC and the SEC’s requirements. In addition the scope of the “reissuance” disclosure requirements is refined to include revised financial statements only. This update was effective February 24, 2010. The adoption of ASU No. 2010-09 did not have an impact on the Company’s consolidated financial position or results of operations.

Off Balance Sheet Arrangements
     The Company is not a party to any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on the Company’s financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.
Critical Accounting Policies
     The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The SEC has defined a company’s most critical accounting policies as those involving accounting estimates that require management to make assumptions about matters that are highly uncertain at the time and where different reasonable estimates or changes in the accounting estimate from quarter to quarter could materially impact the presentation of the financial statements. The following discussion provides further information about accounting policies critical to the Company and should be read in conjunction with “Footnote 1-Significant Accounting Policies and Financial Statement Information” of its audited historical consolidated financial statements included elsewhere in this Annual Report on Form 10-K.
     Allowance for Doubtful Accounts. An allowance for losses is provided for known and potential losses arising from yarn quality claims and for amounts owed by customers. Reserves for yarn quality claims are based on historical claim experience and known pending claims. The collectability of accounts receivable is based on a combination of factors including the aging of accounts receivable, historical write off experience, present economic conditions such as customer bankruptcy filings within the industry and the financial health of specific customers and market sectors. Since losses depend to a large degree on future economic conditions, and the health of the textile industry, a significant level of judgment is required to arrive at the allowance for doubtful accounts. Accounts are written off when they are no longer deemed to be collectible. The reserve for bad debts is established based on certain percentages applied to accounts receivable aged for certain periods of time and are supplemented by specific reserves for certain customer accounts where collection is no longer certain. The Company’s exposure to losses as of June 27, 2010 on accounts receivable was $94.8 million against which an allowance for losses and claims of $3.5 million was provided. The Company’s exposure to losses as of June 28, 2009 on accounts receivable was $81.6 million against which an allowance for losses and claims of $4.8 million was provided. Establishing reserves for yarn claims and bad debts requires management judgment and estimates, which may impact the ending accounts receivable valuation, gross margins (for yarn claims) and the provision for bad debts. The Company does not believe there is a reasonable likelihood that there will be a material change in the estimates and assumptions it uses to assess allowance for losses. Certain unforeseen events, which the Company considers to be remote, such as a customer bankruptcy filing, could have a material impact on the Company’s results of operations. The Company has not made any material changes to the methodology used in establishing its accounts receivable loss reserves during the past three fiscal years. A plus or minus 10% change in its aged accounts receivable reserve percentages would not be material to the Company’s financial statements for the past three years.
     Inventory Reserves. Inventory reserves are established based on percentage markdowns applied to inventories aged for certain time periods. Specific reserves are established based on a determination of the obsolescence of the inventory and whether the inventory value exceeds amounts to be recovered through expected sales prices, less selling costs. Estimating sales prices, establishing markdown percentages and evaluating the condition of the inventories require judgments and estimates, which may impact the ending inventory valuation and gross margins. The Company uses current and historical knowledge to record reasonable estimates of its markdown percentages and expected sales prices. The Company believes it is unlikely that differences in actual demand or selling prices from those projected by management would have a material impact on the Company’s financial condition or results of operations. The Company has not made any material changes to the methodology used in establishing its inventory loss reserves during the past three fiscal years. A plus or minus 10% change in its aged inventory markdown percentages would not be material to the Company’s financial statements for the past three years.
     Impairment of Long-Lived Assets. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. For assets held and used, an impairment may occur if projected undiscounted cash flows are not adequate to cover the carrying value of the assets. In such cases, additional analysis is conducted to determine the amount of loss to be recognized. The impairment loss is determined by the difference between the carrying amount of the asset and the fair value measured by future discounted cash flows. The analysis requires estimates of the amount and timing of projected cash flows and, where applicable, judgments associated with, among other factors, the appropriate discount rate. Such estimates are critical in determining whether any impairment charge should be recorded and the amount of such charge if an impairment loss is deemed to be necessary. The Company’s judgment regarding the existence of circumstances that indicate the potential impairment of an asset’s carrying value is based on several factors including, but not limited to, a decline in operating cash flows or a decision to close a manufacturing facility. The variability of these factors depends on a number of conditions, including uncertainty about future events and general economic conditions; therefore, the

Company’s accounting estimates may change from period to period. These factors could cause the Company to conclude that a potential impairment exists and the related impairment tests could result in a write down of the long-lived assets. To the extent the forecasted operating results of the long-lived assets are achieved and the Company maintains its assets in good condition, the Company believes that it is unlikely that future assessments of recoverability would result in impairment charges that are material to the Company’s financial condition and results of operations. The Company has not made any material changes to the methodology used to perform impairment testing during the past three fiscal years. A 10% decline in the Company’s forecasted cash flows would not have resulted in a failure of the undiscounted cash flow test.
     For assets held for sale, an impairment charge is recognized if the carrying value of the assets exceeds the fair value less costs to sell. Estimates are required to determine the fair value, the disposal costs and the time period to dispose of the assets. Such estimates are critical in determining whether any impairment charge should be recorded and the amount of such charge if an impairment loss is deemed to be necessary. Actual cash flows received or paid could differ from those used in estimating the impairment loss, which would impact the impairment charge ultimately recognized and the Company’s cash flows. The Company engages independent appraisers in the determination of the fair value of any significant assets held for sale. The Company’s estimates have been materially accurate in the past, and accordingly, at this time, management expects to continue to utilize the present estimation processes. In fiscal years 2010, 2009, and 2008, the Company performed impairment testing which resulted in the write down of polyester PP&E of $0.1 million, $0.4 million, and $2.8 million, respectively.
     Impairment of Joint Venture Investments. The Company evaluates the ability of its investments in unconsolidated affiliates to sustain sufficient earnings to justify its carrying value and any reductions below carrying value that are not temporary are assessed for impairment purposes. The Company evaluates its equity investments whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. For the fiscal year ended June 27, 2010, the Company determined there were no “other-than-temporary” impairments related to the carrying value of its investments.
     Accruals for Costs Related to Severance of Employees and Related Health Care Costs. From time to time, the Company establishes accruals associated with employee severance or other cost reduction initiatives. Such accruals require that estimates be made about the future payout of various costs, including, for example, health care claims. The Company uses historical claims data and other available information about expected future health care costs to estimate its projected liability. Such costs are subject to change due to a number of factors, including the incidence rate for health care claims, prevailing health care costs and the nature of the claims submitted, among others. Consequently, actual expenses could differ from those expected at the time the provision was estimated, which may impact the valuation of accrued liabilities and results of operations. The Company’s estimates have been materially accurate in the past; and accordingly, at this time management expects to continue to utilize the present estimation processes. A plus or minus 10% change in its estimated claims assumption would not be material to the Company’s financial statements. The Company has not made any material changes to the methodology used in establishing its severance and related health care cost accruals during the past three fiscal years.
     Management and the Company’s audit committee discussed the development, selection and disclosure of all of the critical accounting estimates described above.